Exhibit 10.1

Agreement

Underwriting Agreement

EBR Systems, Inc.

Canaccord Genuity (Australia) Limited

E&P Capital Pty Ltd

Morgans Corporate Limited

ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia GPO Box 4227 Sydney NSW 2001 Australia	T +61 2 9225 5000 F +61 2 9322 4000 herbertsmithfreehillskramer.com DX 361 Sydney

Contents

Underwriting Agreement

Date: 4 June 2026

Between the Parties

Company	EBR Systems, Inc.

ARBN 654 147 127 of 480 Oakmead Parkway, Sunnyvale, CA
94085, USA

Canaccord	Canaccord Genuity (Australia) Limited

ACN 075 071 466 of Level 42, 101 Collins Street, Melbourne VIC
3000

E&P Capital	E&P Capital Pty Ltd

ABN 21 137 980 520 of Level 9, 171 Collins Street, Melbourne, VIC,
3000

Morgans	Morgans Corporate Limited

ABN 32 010 539 607 of Level 25, 367 Collins Street Melbourne
Victoria 3000

(Canaccord, E&P Capital and Morgans together are the
Underwriters)

Recitals	1 The Company proposes to raise up to the Offer Amount in connection with the Offer Purpose.

2 The Underwriters have agreed, subject to the terms and conditions of this Agreement, to manage and underwrite the Offer on the terms and conditions set out in this Agreement.

Underwriting Agreement	page 1

The Parties agree as follows:

1	Appointment of the Underwriters

1.1	Appointment

(a)	The Company appoints the Underwriters to act as joint lead managers and bookrunners of the Offer on an exclusive basis on the terms and conditions of this Agreement and each Underwriter accepts that appointment.

(b)	Each Underwriter agrees severally to underwrite its Respective Proportion of the subscriptions for Offer CDIs to raise the Underwritten Amount under the Offer and subject to the terms and conditions of this Agreement.

1.2	Sub-underwriters

The Underwriters may, in consultation with the Company, at any time appoint sub-underwriters, at the Underwriters’ cost, to sub-underwrite all or a portion of the Offer, provided that a sub-underwriter may not be appointed if it is in the United States unless it is a QIB, and may not offer or sell Offer CDIs in the United States or to U.S. Persons or persons acting for the account or benefit of persons in the United States.

1.3	Co-lead managers and co-managers to the Offer

The Underwriters may, in consultation with the Company, appoint co-lead managers and co-managers to the Offer at the Underwriters’ cost, provided any appointed co-lead manager or co-manager must not be in the United States or a U.S. Person, or acting for the account or benefit of a U.S. Person.

1.4	Joint venture

Notwithstanding any other provision in this Agreement:

(a)	the Company considers that the nature and scope of services sought under this Agreement reasonably requires three underwriters, joint lead managers and bookrunners, and the Underwriters are not in competition with each other for the provision of services to the Company under this Agreement;

(b)	the Underwriters and the Company acknowledge amongst themselves that the Underwriters intend to carry on jointly the activity of supplying services to the Company for the implementation and execution of the Offer (the Joint Venture);

(c)	the Underwriters will act jointly when performing their several obligations under this Agreement, and pursuant to any arrangements or understandings that are ancillary to this Agreement, and acknowledge that doing so is for the purposes of, and reasonably necessary for, undertaking the Joint Venture; and

(d)	without limiting the foregoing, the Underwriters agree and acknowledge that the Bookbuild, the restrictions on offers, solicitations or allocations of Offer CDIs, the restrictions on the distribution of Offer Documents, the allocation process, the subscription for Offer CDIs, the distribution of any Offer CDIs, the ‘foreign selling restrictions’ to be set out in Offer Documents and the moratorium in clause 9(g) in each case, are for the purposes of, and reasonably necessary for undertaking, the Joint Venture.

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2 Conditions precedent

2	Conditions precedent

2.1	General conditions precedent

The Underwriters will have no obligations under this Agreement unless:

(a)	(Due diligence questionnaire) the Underwriters receive a completed management due diligence questionnaire as contemplated by the Due Diligence Planning Outline executed by authorised representatives of the Company prior to 9.30am on the Announcement Date in a form acceptable to the Underwriters and addressed to, and for the benefit of, the Underwriters;

(b)	(Trading Halt) ASX granting the Company a Trading Halt commencing on ASX by 10.00am on the Announcement Date;

(c)	(Brandon Capital Commitment) the Brandon Capital Pre-Commitment Letter is signed by the parties to that letter (other than the Underwriters) by no later than 9.30am on the Announcement Date;

(d)	(Due Diligence) the Underwriters receiving prior to 11.00am on the Announcement Date, or such other time as the Company and Underwriters agree in writing in their absolute discretion, a copy of the Due Diligence Report, signed by the relevant persons and delivered to the directors of the Company and the Underwriters, accompanied by signed copies of all opinions, certificates and sign-offs listed in the Due Diligence Report or otherwise contemplated in the Due Diligence Planning Outline, in each case in the form and substance acceptable to the Underwriters and addressed to, and for the benefit of, the Underwriters; and

(e)	(ASX lodgement) the Company lodges the following documents, in a form and substance acceptable to the Underwriters, with the ASX on or before 11.30am on the Announcement Date (or such later time agreed by the Underwriters in writing):

(1)	the ASX Announcement;

(2)	an Investor Presentation;

(3)	the Entitlement Offer Cleansing Notice; and

(4)	an Appendix 3B.

2.2	Conditions precedent to underwriting the Institutional Offer

The obligations of the Underwriters under clause 4.9 of this Agreement do not become binding unless each of the following conditions is fulfilled (or waived under clause 2.6):

(a)	(satisfaction of clause 2.1 conditions) satisfaction or waiver in writing of each of the conditions precedent in clause 2.1 by the relevant date for satisfaction referred to in that condition precedent;

(b)	(Institutional Offer announcement) the results of the Institutional Offer being announced to ASX by the Company before 10.00am on the Business Day after the Institutional Offer Closing Date in a form and substance satisfactory to the Underwriters;

(c)	(Official Quotation) ASX not having indicated to the Company or the Underwriters that it will not grant permission for the Official Quotation of the Institutional Offer CDIs before 10.00am on the Institutional Offer Settlement Date;

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2 Conditions precedent

(d)	(Certificate) delivery by the Company to the Underwriters of a duly executed Certificate by 10.00am on the Institutional Offer Settlement Date;

(e)	(Brandon Capital Commitment) the Brandon Capital Pre-Commitment Letter remains on foot, has not become void or voidable, is valid and binding on the parties and has not been (and is not capable of being) rescinded or repudiated, in each case on or prior to 9:00am on the Institutional Offer Settlement Date;

(f)	(Due Diligence Report) neither the Due Diligence Report nor any of the opinions, sign-offs and reports listed in the Due Diligence Report having been withdrawn or varied without the prior written consent of the Underwriters on or prior to 10.00am on the Institutional Offer Settlement Date;

(g)	(New Circumstances Confirmation) confirmation by each DDC member and reporting person to the Due Diligence Committee at the Due Diligence Meeting held on the morning of the Institutional Offer Settlement Date they are not aware of any of the matters set out to paragraphs (a) to (f) of section 8.13 of the Due Diligence Planning Outline; and

(h)	(U.S. Opinion) delivery to the Underwriters by special U.S. counsel to the Company of an executed opinion by 9.30am on the Institutional Offer Settlement Date, or such other time as the Underwriters and the Company agree, and dated as at that date, addressed to and expressed to be for the benefit of the Underwriters and upon which the Company may rely and in form and substance reasonably satisfactory to the Underwriters, that:

(1)	it is not necessary in connection with the offer and sale of the Institutional Offer CDIs by the Company or the Underwriters, in the manner contemplated by this Agreement, to register the Institutional Offer CDIs under the U.S. Securities Act, it being understood that no opinion is provided regarding any subsequent reoffer or resale; and

(2)	the Company is not, and immediately after giving effect to the offer and sale of the Offer CDIs and the application of the net proceeds thereof in the manner contemplated by this Agreement will not be, required to register as an "investment company" under the U.S. Investment Company Act.

2.3	Conditions precedent to underwriting the Retail Offer

The obligations of the Underwriters under clause 5.4 of this Agreement do not become binding unless each of the following conditions is fulfilled (or waived under clause 2.6):

(a)	(satisfaction of clause 2.1 and clause 2.2 conditions) satisfaction or waiver in writing of each of the conditions precedent in clause 2.1 and clause 2.2 by the relevant date and time for satisfaction referred to in the relevant condition precedent;

(b)	(Institutional allotment) the Company allotting and issuing the Institutional Offer Acceptance CDIs and Institutional Offer Shortfall CDIs and giving the Placement Cleansing Notice in accordance with clause 4.11;

(c)	(Retail Offer Booklet) the Company dispatching the Retail Offer Booklet, in a form and substance acceptable to the Underwriters, to Retail CDI Holders and releasing a copy to ASX on the date specified in the Timetable in accordance with clause 5.1;

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2 Conditions precedent

(d)	(Retail Shortfall Notice) each Underwriter receiving a Retail Shortfall Notice by 4.00pm on the Retail Offer Shortfall Notification Date in accordance with clause 5.3(a);

(e)	(New Circumstances Confirmation) confirmation by each DDC member and reporting person to the Due Diligence Committee at the Due Diligence Meeting held on the morning of the Retail Offer Settlement Date they are not aware of any of the matters set out to paragraphs (a) to (f) of section 8.13 of the Due Diligence Planning Outline;

(f)	(Certificate) delivery by the Company to the Underwriters of a duly executed Certificate by 9.30am on the Retail Offer Settlement Date in accordance with clause 5.3(b);

(g)	(Brandon Capital Commitment) the Brandon Capital Pre-Commitment Letter remains on foot, has not become void or voidable, is valid and binding on the parties and has not been (and is not capable of being) rescinded or repudiated, in each case on or prior to 9:00am on the Retail Offer Settlement Date;

(h)	(Official Quotation) ASX not having indicated to the Company or the Underwriters that it will not grant permission for the Official Quotation of the Retail Offer CDIs before 10.00am on the Retail Offer Settlement Date; and

(i)	(Due Diligence Report) neither the Due Diligence Report nor any of the opinions, sign-offs and reports listed in the Due Diligence Report having been withdrawn or varied without the prior written consent of the Underwriters on or prior to 10.00am on the Retail Offer Settlement Date.

2.4	Conditions precedent to underwriting the Tranche 2 Placement

The obligations of the Underwriters under clause 6.5 of this Agreement do not become binding unless each of the following conditions is fulfilled (or waived under clause 2.6):

(a)	(satisfaction of clause 2.1, clause 2.2 and clause 2.3 conditions) satisfaction or waiver in writing of each of the conditions precedent in clause 2.1, clause 2.2 and clause 2.3 by the relevant date and time for satisfaction referred to in the relevant condition precedent;

(b)	(Retail allotment) the Company allotting and issuing the Retail Offer Acceptance CDIs in accordance with clause 5.6;

(c)	(New Circumstances Confirmation) confirmation by each DDC member and reporting person to the Due Diligence Committee at the Due Diligence Meeting held on the morning of the Tranche 2 Placement Settlement Date they are not aware of any of the matters set out to paragraphs (a) to (f) of section 8.13 of the Due Diligence Planning Outline;

(d)	(Certificate) delivery by the Company to the Underwriters of a duly executed Certificate by 9.30am on the Tranche 2 Placement Settlement Date in accordance with clause 6.4;

(e)	(Brandon Capital Commitment) the Brandon Capital Pre-Commitment Letter remains on foot, has not become void or voidable, is valid and binding on the parties and has not been (and is not capable of being) rescinded or repudiated, in each case on or prior to 9:00am on the Tranche 2 Placement Settlement Date;

(f)	(Stockholder Approval) the Company receiving the Stockholder Approval in respect of the Tranche 2 Placement CDIs on or before 8.00am on the Tranche 2 Placement Settlement Date;

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3 Conduct of the Offer

(g)	(Official Quotation) ASX not having indicated to the Company or the Underwriters that it will not grant permission for the Official Quotation of the Tranche 2 Placement CDIs before 10.00am on the Tranche 2 Placement Settlement Date; and

(h)	(Due Diligence Report) neither the Due Diligence Report nor any of the opinions, sign-offs and reports listed in the Due Diligence Report having been withdrawn or varied without the prior written consent of the Underwriters on or prior to 10.00am on the Tranche 2 Placement Settlement Date.

2.5	Obligation to satisfy conditions

The Company must use its best efforts to satisfy the conditions referred to in clauses 2.1, 2.2, 2.3 and 2.4 by their respective deadlines.

2.6	Waiver

The conditions referred to in clauses 2.1, 2.2, 2.3 and 2.4 are for the benefit of the Underwriters only and may be waived by the Underwriters in their absolute discretion by giving notice in writing to the Company to this effect.

2.7	Notice

The Company must promptly notify the Underwriters when any of the conditions referred to in clauses 2.1, 2.2, 2.3 and 2.4 have been satisfied and must immediately notify the Underwriters of the non-satisfaction of any of the conditions referred to in clauses 2.1, 2.2, 2.3 and 2.4 or any such condition becoming incapable of satisfaction.

2.8	Conditions not satisfied

If any of the conditions precedent in clauses 2.1, 2.2, 2.3 and 2.4 are not satisfied or become incapable of being satisfied (and are not waived under clause 2.6 by the Underwriters) by their respective deadlines (or such later time as agreed by the Underwriters in writing) then an Underwriter may at any time by notice given to the Company immediately terminate this Agreement so that it is relieved of all its obligations under this Agreement (other than clauses 7.2, 8, 10, 11, 12, 13, 14, 15, 16 and 17).

3	Conduct of the Offer

3.1	Conduct

The Company must:

(a)	conduct the Offer in accordance with the Offer Documents, the Timetable, the Constitution, the Listing Rules, the Corporations Act and all other applicable laws and in accordance with this Agreement; and

(b)	keep the Underwriters reasonably informed as to the progress of the Offer.

3.2	Timetable

The Timetable may only be amended by the Company with the prior written consent of:

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3 Conduct of the Offer

(a)	the Underwriters; and

(b)	ASX, if required by the Listing Rules.

3.3	Support and access

(a)	Until Completion, the Company must at its own cost provide the full support of, and access to, the board and senior management of the Company in the promotion, advertising or marketing of the Offer, and briefings as reasonably requested by the Underwriters.

(b)	The Company must provide a draft of the Offer Documents to the Underwriters for distribution to Institutional Investors and prospective sub-underwriters and, if requested by an Underwriter, a marked copy of the version of the Offer Documents given to ASX showing all changes from the draft provided to that Underwriter.

(c)	Until Completion, the Company must keep the Underwriters promptly and fully informed of all strategies, developments and discussions relevant to the Group and the Offer (including without limitation any material correspondence or discussions with the United States Food and Drug Administration (FDA)) and ensure that no initiative relevant to the Offer is undertaken without prior consent of the Underwriters (such consent not to be unreasonably withheld or delayed) and in accordance with this Agreement.

3.4	Public statements

(a)	Subject to clause 3.4(b), until the date of Completion, the Company must not make any public statement or announcement in relation to the Offer, the progress of the Offer, the results of the Offer or the business of the Company, without the prior consent in writing of the Underwriters (which must not be unreasonably withheld or delayed).

(b)	Clause 3.4(a) does not prevent or delay the Company making any public statement or announcement where it is required by the Corporations Act, the Listing Rules or any other applicable law to make a public statement or announcement. Where the statement or announcement is in relation to the Offer or the business of the Company, the Company must use reasonable endeavours to consult with, and take into account the comments of, the Underwriters as to the form, content and timing of that statement or announcement prior to making that announcement.

3.5	Registry

(a)	The Company must procure that the Registry and the securities register analytics firm engaged by it in relation to the Offer provide such information as is reasonably requested by the Underwriters (including providing reports in relation to registered or underlying shareholdings in the Company required by the Underwriters) to enable or assist the Underwriters to comply with their obligations under this Agreement.

(b)	The Company acknowledges that the Underwriters will not be in breach of this Agreement by reason of failing to perform or performing later than the time specified in this Agreement any obligation under this Agreement the performance of which is dependent on the provision of information within the specified time limits, to the extent that the breach is caused or contributed to by a failure on the part of the Company to procure the provision of, or of the Registry or securities register analytics firm engaged by it in relation to the Offer to provide, the information as soon as reasonably practicable following a reasonable request.

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3 Conduct of the Offer

3.6	ASX listing and quotation

The Company must:

(a)	in accordance with the Timetable and the times required by the Listing Rules, apply for the Institutional Offer CDIs, the Retail Offer CDIs and the Tranche 2 Placement CDIs to be granted Official Quotation on ASX, and lodge Appendix 2As with ASX as required to achieve this in accordance with the Timetable;

(b)	use its best endeavours to procure that Official Quotation is granted by ASX:

(1)	for the Institutional Offer CDIs by the Institutional Offer Allotment Date;

(2)	for the Retail Offer CDIs by the Trading Day after the Retail Offer Allotment Date; and

(3)	for the Tranche 2 Placement CDIs by the Trading Day after the Tranche 2 Placement Allotment Date,

and in each case are able to be traded on ASX on a normal settlement basis in accordance with the Timetable.

3.7	Excluded CDI Holders

The Company must give the required notification to Excluded CDI Holders in accordance with section 9A of the Corporations Act (as modified by the ASIC Instruments) and Listing Rule 7.7.

3.8	Valid Applications

Subject to clause 4.7, the Company must accept:

(a)	all Valid Applications in respect of:

(1)	Institutional Offer Acceptance CDIs in respect of which payment is made in accordance with clause 4.9 or otherwise in cleared funds by the Institutional Offer Settlement Date;

(2)	Retail Offer Acceptance CDIs (but in the case of over-subscriptions, subject to clause 5.7); and

(3)	Tranche 2 Placement Acceptance CDIs in respect of which payment is made in accordance with clause 6.5 or otherwise in cleared funds by the Tranche 2 Placement Settlement Date,

(b)	all subscriptions made by or procured by the Underwriters for:

(1)	Institutional Offer Shortfall CDIs in accordance with clause 4.9;

(2)	Retail Offer Shortfall CDIs in accordance with clause 5.4; and

(3)	Tranche 2 Placement Shortfall CDIs in accordance with clause 6.5.

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4 Conduct of the Institutional Offer

3.9	Holding statements

The Company must procure the Registry despatches holding statements in respect of the Institutional Offer CDIs, Retail Offer CDIs and Tranche 2 Placement CDIs in accordance with the Timetable, the Constitution, the Listing Rules, the Corporations Act and any other applicable law.

3.10	U.S. Securities Laws Restrictions

For the purposes of U.S. federal securities laws, the Parties acknowledge and agree that the Offer CDIs have not been and will not be registered under the U.S. Securities Act and may only be offered and sold:

(a)	in the Institutional Offer (i) in the United States, by Canaccord only, to QIBs pursuant to Section 4(a)(2) of the U.S. Securities Act or (ii) outside of the United States, in “offshore transactions” (as defined in Rule 902(h) under the U.S.

Securities Act) in reliance on Regulation S; and

(b)	in the Retail Offer, in Australia and New Zealand to persons that are outside the United States and not acting for the account or benefit of any U.S. Person in “offshore transactions” (as defined in Rule 902(h) of the U.S. Securities Act) in reliance on Regulation S.

4	Conduct of the Institutional Offer

4.1	Information

(a)	The Company must give to the Underwriters:

(1)	immediately following entry into this Agreement, information which is reasonably requested by the Underwriters to identify those CDI Holders who are Institutional Investors, Excluded Institutional CDI Holders and any persons on whose behalf CDIs are held by those CDI Holders, details of the holdings concerned and any other related information reasonably requested by the Underwriters from time to time;

(2)	on each subsequent Business Day up to and including the Record Date, full details of all changes to the CDI Holder information provided under paragraph (1) that become known to it (and the Company must instruct the Registry and securities analytics firm to inform the Company of all changes to the CDI register);

(3)	not later than 4.00pm on the second Business Day following the Record Date, full details of all shareholdings as at 7.00pm on the Record Date; and

(4)	if requested by the Underwriters, not later than 10.00pm on the second Business Day following the Institutional Offer Settlement Date, an Institutional Offer Allotment Date Report.

(b)	The Underwriters may rely, in connection with managing and Underwriting the Offer, on information provided by or on behalf of the Company, and on information provided by or on behalf of CDI Holders and other Institutional Investors or the Registry in connection with the Offer, and will not be in breach of this Agreement in so relying.

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4 Conduct of the Institutional Offer

4.2	Announcement Date

The Company must:

(a)	(Trading Halt) by 9.00am on the Announcement Date request ASX to grant the Trading Halt; and

(b)	(Offer Documents) by 9.30am on the Announcement Date (or such later time as agreed by the Underwriters in writing) announce to ASX the Offer and release to ASX:

(1)	the ASX Announcement;

(2)	the Investor Presentation;
(3)	the Entitlement Offer Cleansing Notice; and

(4)	an Appendix 3B,

each in a form approved by the Underwriters, and make available the ASX Announcement and Investor Presentation for distribution for the purposes of the Institutional Offer on making of the announcement referred to above.

4.3	Institutional Offer

(a)	In the period between the announcement of the Offer on the Announcement Date and the close of the Institutional Offer on the Institutional Offer Closing Date, the Underwriters will:

(1)	on behalf of the Company, use reasonable endeavours to invite CDI Holders (whether directly or through a nominee) who are Institutional Investors (including, by Canaccord only, to QIBs) in jurisdictions in which the Institutional Offer will be extended (and who are not Excluded Institutional CDI Holders) to subscribe for their Entitlements to Entitlement Offer CDIs at the Offer Price under the Institutional Offer, and the Company acknowledges that invitations to CDI Holders referred to in this clause 4.3(a) may be effected by invitations to persons that are Institutional Investors on whose behalf CDIs are directly or indirectly held by a registered CDI Holder; and

(2)	on behalf of the Company, offer:

(A)	any Entitlement Offer CDIs under the Institutional Entitlement Offer not taken up by Institutional CDI Holders and any Entitlement Offer CDIs under the Institutional Entitlement Offer attributable to Excluded Institutional CDI Holders at the Offer Price; and

(B)	the Placement CDIs at the Offer Price,

via a bookbuild process to other Institutional CDI Holders and Institutional Investors (the Bookbuild).

(b)	The Underwriters and their respective Affiliates who are Institutional CDI Holders may take up their Entitlements under the Institutional Entitlement Offer.

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4 Conduct of the Institutional Offer

(c)	The Underwriters and their respective Affiliates and any proposed sub-underwriters may bid and subscribe for Institutional Offer CDIs or Tranche 2 Placement CDIs in the Bookbuild.

4.4	Time for and conditions of settlement

The Institutional Offer CDIs must be offered on terms that:

(a)	settlement is to occur on the Institutional Offer Settlement Date; and

(b)	those Institutional Investors and Institutional CDI Holders who irrevocably agree to subscribe for Institutional Offer CDIs:

(1)	must sign a Confirmation Letter; and

(2)	will have no further obligation to the Company to subscribe for those Institutional Offer CDIs if the Underwriters terminate their obligations under this Agreement on or before the Institutional Offer Settlement Date.

4.5	Adjustment

(a)	The Company will, to the extent reasonably required by the Underwriters following consultation with the Company, take all reasonable actions to adjust the number of Entitlement Offer CDIs allocated to any Institutional CDI Holder or Excluded Institutional CDI Holder that they would have been otherwise entitled to subscribe for if eligible under the Institutional Offer, if at any stage it appears that the Entitlement Offer CDIs attributed to that Institutional CDI Holder or would have been attributed to an Excluded Institutional CDI Holder were based on incorrect information regarding the number of CDIs held (or taken under the terms of the Listing Rules to be held) by or by nominees for that Institutional CDI Holder or Excluded Institutional CDI Holder as at 7.00pm on the Record Date. Following any such adjustment the number of Offer CDIs allocated to that Institutional CDI Holder or which would have been attributed to that Excluded Institutional CDI Holder, will be taken to be the adjusted number for the purposes of this Agreement.

(b)	If appropriate adjustments are not made under clause 4.5(a), or if reconciliation issues arise, the Underwriters may require such steps as they reasonably specify to be taken to address those matters, including, at their discretion, requiring that Retail Offer Shortfall CDIs (or CDIs which would become Retail Offer Shortfall CDIs but for the application of this clause and assuming Valid Applications from Retail CDI Holders in excess of their Entitlements are not satisfied) be issued to Institutional CDI Holders.

4.6	Additional placement

If appropriate adjustments are unable to be made under clause 4.5, or if reconciliation issues arise, the Underwriters may on behalf of the Company place to Institutional CDI Holders or Retail CDI Holders (either directly or via the Underwriters) up to such number of CDIs as is permitted by the Listing Rules, the Corporations Act and the Constitution as are necessary to ensure that those CDI Holders (or beneficial owners of CDIs) receive their pro rata entitlement under the Entitlement Offer. Without limiting clause 16.9, the Company agrees to do everything reasonably necessary to give effect to any placement of CDIs by the Underwriters (on behalf of the Company) under this clause 4.6.

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4.7	Allocation

(a)	Subject to the prior Entitlements of Institutional CDI Holders from which Valid Applications have been received by the Underwriters on behalf of the Company, the allocation of Institutional Offer CDIs to and between Institutional CDI Holders and other Institutional Investors will be determined by mutual agreement between the Underwriters and the Company.

(b)	Notwithstanding clause 4.7(a), the Company must not refuse an allocation of Institutional Offer CDIs to an Institutional CDI Holder or an Institutional Investor proposed by the Underwriters where such refusal would result in or increase a shortfall (provided however no allocation may be made to an Excluded Institutional CDI Holder or to an Institutional Investor in a jurisdiction in which the Institutional Offer is not being extended).

(c)	Notwithstanding any other provision of this Agreement, the Underwriters (acting reasonably), in consultation with the Company, may determine to treat a person who may be an Institutional CDI Holder or a Retail CDI Holder as an Excluded CDI Holder if that person has not provided a valid securityholding declaration form, CDI Holder application, or other agreement or information in the manner, and by the time, required by the Underwriters.

4.8	Institutional certificate

Not later than 10.00am on the Institutional Offer Settlement Date, the Company must give the Underwriters a Certificate certifying matters on that date as at 9.00am on the Institutional Offer Settlement Date.

4.9	Settlement of Institutional Offer and subscription for Institutional Offer Shortfall CDIs

(a)	Subject to clauses 2.2 and 11, and provided that the Company has prepared and given to the Underwriters the Certificate referred to, and in accordance with, clause 4.8, each Underwriter must by 3.00pm on the Institutional Offer Settlement Date:

(1)	subscribe for its Respective Proportion, or procure subscriptions, from Institutional Investors for the Institutional Offer Shortfall CDIs; and

(2)	pay for its Respective Proportion of, or procure payment, to the Company, in immediately available funds, for the Institutional Offer Proceeds less any amounts that the relevant Underwriter is entitled to set off under clause 10.4.

(b)	The Underwriters will not be in default of their obligations under clause 4.9(a) if they have transferred the Institutional Offer Proceeds to the Company on or before 3.00pm on the Institutional Offer Settlement Date but due to a non-ordinary course delay in the banking system such funds have not been credited to the Company’s bank account by that time.

4.10	Settlement support

The Company appoints Canaccord or its Affiliate as the Company’s agent in relation to the settlement of the Institutional Offer Acceptance CDIs and Institutional Offer Shortfall CDIs through the allocation interest CHESS DvP settlement process. The Company must do, or cause the Registry to do, anything required on its own part, or the Registry’s part, to facilitate the CHESS DvP settlement on the Institutional Offer Settlement Date.

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5 Retail Offer

4.11	Allotment, issue and Placement Cleansing Notice

(a)	Subject to clause 4.9, before 10.00am on the Institutional Offer Allotment Date, the Company must take all necessary and appropriate steps to allot and issue:

(1)	the Institutional Offer Acceptance CDIs to the Institutional Investors or Institutional CDI Holders who successfully subscribed for them; and

(2)	the Institutional Offer Shortfall CDIs to or at the direction of the Underwriter under clause 4.9.

(b)	The Company must release or give to ASX the Tranche 1 Placement Cleansing Notice prior to 10.00am (but after the allotment and issue of Institutional Offer Acceptance CDIs and Institutional Offer Shortfall CDIs under clause 4.11(a)) on the Institutional Offer Allotment Date.

4.12	Defaulting Institutional Investors and Institutional CDI Holders

On the Institutional Offer Settlement Date, the Company assigns to the Underwriters all contractual rights and recourse it may have (if any) to enforce payment of any Institutional Offer Proceeds against any Institutional Investors or Institutional CDI Holders who lodged a Valid Application for Institutional Offer CDIs or committed to subscribe for Institutional Offer Shortfall CDIs, but who defaulted on settlement and agrees to take any action that the Underwriters request against such person and agrees to account to the Underwriters for any amounts received from any such person. If the Company is unable to assign to the Underwriters all such contractual rights and recourse referred to in this clause 4.12, the Company undertakes that it will assign such rights when and to the extent that it is legally able to.

4.13	Liability extinguished

Upon clause 4.9 being complied with by each Underwriter, the liability of the Underwriters under this Agreement with respect to the underwriting of the Institutional Offer shall cease and be extinguished.

5	Retail Offer

5.1	Conduct of Retail Offer

(a)	The Company must dispatch to Retail CDI Holders in Australia and New Zealand, an email or, in the case of Retail CDI Holders who have not made a valid election recorded by the Registry to receive shareholder communications electronically, a letter, providing instructions on how to access the Retail Offer Booklet online (including how to request a hard-copy of the Retail Offer Booklet) in accordance with the Timetable.

(b)	The Company must ensure that the Registry:

(1)	is instructed and enabled to receive Entitlement and Acceptance Forms and Application Monies for Retail Offer CDIs from Retail CDI Holders;

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5 Retail Offer

(2)	credits the Designated Bank Account on a daily basis during the Retail Offer with the Application Monies received, in accordance with any applicable requirements of the Corporations Act;

(3)	keeps adequate records of all Entitlement and Acceptance Forms and Application Monies received (regardless of whether they are Valid Applications) during the Retail Offer period;

(4)	delivers a computerised list of Retail CDI Holders from whom a Valid Application is received by the Company under the Retail Offer to the Underwriters on a daily basis (or such other intervals as reasonably requested) during the Retail Offer period, including on the Retail Offer Closing Date; and

(5)	notifies the Underwriters, whenever reasonably requested, of the particulars of each Entitlement and Acceptance Form received and the number of Retail Offer CDIs proposed to be allotted.

5.2	Applications from Retail CDI Holders

(a)	The Company must accept all Valid Applications from Retail CDI Holders for Retail Offer CDIs and take all necessary and appropriate steps to complete the allotment and issue of CDIs in respect of those Valid Applications by the Retail Offer Allotment Date.

(b)	The Company must, within two (2) Business Days of receiving a request by the Underwriters, and in any event on the Business Day following the Retail Offer Closing Date, in respect of applications under the Retail Offer:

(1)	provide, or direct the Registry to provide, the Underwriters with details of all applications lodged in respect of the Retail Offer, whether Valid Applications or not;

(2)	inform the Underwriters of the number of applications for Retail Offer CDIs which are not Valid Applications and the grounds on which the Company believes those applications are not Valid Applications; and

(3)	if so requested, allow the Underwriters to review the Invalid Applications.

5.3	Retail Shortfall Notice and Certificate

Not later than:

(a)	(Retail Shortfall Notice) 4.00pm on the Retail Offer Shortfall Notification Date, the Company may give the Underwriter a Retail Shortfall Notice; and

(b)	(Certificate) 9.30am on the Retail Offer Settlement Date, the Company must give the Underwriters a Certificate certifying matters on that date as at 9.00am on the Retail Offer Settlement Date.

5.4	Subscription for Retail Offer Shortfall CDIs

(a)	Subject to clause 2.3 and clause 11, and provided that the Company has given to each Underwriter a Retail Shortfall Notice in accordance with clause 5.3(a) and the Certificate as referred to in clause 5.3(b), each Underwriter must by 3.00pm on the Retail Offer Settlement Date:

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5 Retail Offer

(1)	subscribe for its Respective Proportion of, or procure subscriptions from Institutional Investors (which may include Institutional CDI Holders) for the Retail Offer Shortfall CDIs; and

(2)	pay for its Respective Proportion of, or procure payment, to the Company in immediately available funds of the Offer Price for the Retail Offer Shortfall CDIs less any amounts that the relevant Underwriter is entitled to set off under clause 10.4.

(b)	The Underwriters will not be in default of their obligations under clause 5.4(a) if they have transferred the Offer Price for the Retail Offer Shortfall CDIs to the Company on or before 3.00pm on the Retail Offer Settlement Date but due to a non-ordinary course delay in the banking system such funds have not been credited to the Company’s bank account by that time.

5.5	Settlement

To the extent practicable:

(a)	settlement of the subscription of the Retail Offer Acceptance CDIs will be effected by the Registry; and

(b)	settlement of the subscription of the Retail Offer Shortfall CDIs will take place on a delivery versus payment basis in accordance with the CHESS Rules. The Company appoints Canaccord or its Affiliates as the Company's agent in relation to the settlement of the Retail Offer Shortfall CDIs. The Company must do, or cause the Registry to do, anything required on its own part, or the Registry's part to facilitate CHESS DvP settlement on the Retail Offer Settlement Date.

5.6	Retail allotment and issue

Subject to clause 5.4, on or before 10.00am on the Retail Offer Allotment Date, the Company must take all necessary and appropriate steps to allot and issue:

(a)	the Retail Offer Acceptance CDIs to the Retail CDI Holders who have lodged Valid Applications; and

(b)	the Retail Offer Shortfall CDIs to or at the direction of the Underwriter pursuant to clause 5.4.

5.7	Retail over-subscriptions

Where a Retail CDI Holder has submitted a Valid Application for their full entitlement to Retail Offer CDIs, that Retail CDI Holder may apply for additional Offer CDIs on the following basis:

(a)	the additional Offer CDIs will only be issued to the extent there is a sufficient number of Retail Shortfall CDIs;

(b)	applications may be scaled back by the Company in accordance with the policy (which will require all scaleback decisions to be made by agreement with the Underwriters) set out in the Retail Offer Booklet (with a cap of 100% of the number of Retail Offer CDIs the applicant was entitled to subscribe for under their Entitlements, or such lesser amount as the parties agree); and

(c)	the additional Offer CDIs will be issued at the Offer Price.

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5.8	Liability extinguished

Upon clause 5.4 being fully complied with by the Underwriters, the liability of the Underwriters under this Agreement with respect to the underwriting of the Retail Offer shall cease and be extinguished.

5.9	Adjustment

If for any reason, circumstances arise under the Retail Offer similar to those contemplated in clause 4.5 or 4.6 (concerning the Institutional Offer), the Company and the Underwriter will consult in good faith to determine how best to make appropriate adjustments provided that it is in compliance with the Listing Rules, the Corporations Act and the Constitution.

5.10	Assignment of contractual rights and recourse

Subject to each Underwriter fully performing its obligations under clause 5.4, on the Retail Offer Settlement Date, the Company assigns to the Underwriters all contractual rights and recourse it may have (if any) to enforce payment of any Retail Offer Proceeds against any CDI Holders or Institutional Investors who lodged a Valid Application for Retail Offer CDIs or committed to subscribe for Retail Offer Shortfall CDIs, but who defaulted on settlement, and agrees to take any action that the Underwriters request against such person and agrees to account to the Underwriters for any amounts received from any such person. If the Company is unable to assign to the Underwriters all such contractual rights and recourse, the Company undertakes that it will assign such rights when and to the extent that it is legally able to do so.

6	Conduct of the Tranche 2 Placement

6.1	Extraordinary General Meeting

The Company must:

(a)	(Notice of Meeting) despatch the Notice of Meeting to CDI Holders as soon as possible and by no later than the date specified in the Timetable; and

(b)	(Extraordinary General Meeting) convene and hold the Extraordinary General Meeting to seek the Stockholder Approval for the issue of the Tranche 2 Placement CDIs pursuant to ASX Listing Rule 7.1, ASX Listing Rule 10.11 and for all other purposes (as applicable), by the date specified in the Timetable.

6.2	Time for and conditions of settlement of the Tranche 2 Placement

The Tranche 2 Placement CDIs must be offered on terms that:

(a)	settlement is subject to obtaining the Stockholder Approval;

(b)	settlement is to occur on the Tranche 2 Placement Settlement Date; and

(c)	those Institutional Investors and Institutional CDI Holders who irrevocably agree to subscribe for Tranche 2 Placement CDIs:

(1)	must sign a Confirmation Letter; and

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6 Conduct of the Tranche 2 Placement

(2)	will have no further obligation to the Company to subscribe for those Tranche 2 Placement CDIs if the Underwriters terminate their obligations under this Agreement or the Stockholder Approval is not obtained on or before the Tranche 2 Placement Settlement Date.

6.3	Allocation

(a)	The allocation of Tranche 2 Placement CDIs will be determined by mutual agreement between the Underwriters and the Company.

(b)	Notwithstanding clause 6.3(a), the Company must not refuse an allocation of Tranche 2 Placement CDIs proposed by the Underwriters where such refusal would result in or increase a shortfall (provided however no allocation may be made to an Institutional Investor in a jurisdiction in which the Tranche 2 Placement is not being extended).

6.4	Tranche 2 Placement certificate

Not later than 10.00am on the Tranche 2 Placement Settlement Date, the Company must give the Underwriters a Certificate certifying matters on that date as at 9.00am on the Tranche 2 Placement Settlement Date.

6.5	Settlement of Tranche 2 Placement and subscription for Tranche 2 Placement Shortfall CDIs

(a)	Subject to clauses 2.4 and 11, and provided that the Company has prepared and given to the Underwriters the Certificate referred to, and in accordance with, clause 6.4, each Underwriter must by 3.00pm on the Tranche 2 Placement Settlement Date:

(1)	subscribe for its Respective Proportion, or procure subscriptions, from Institutional Investors for the Tranche 2 Placement Shortfall CDIs; and

(2)	pay for its Respective Proportion of, or procure payment, to the Company, in immediately available funds, for the Tranche 2 Placement Proceeds less any amounts that the relevant Underwriter is entitled to set off under clause 10.4.

(b)	The Underwriters will not be in default of their obligations under clause 6.5(a) if they have transferred the Tranche 2 Placement Proceeds to the Company on or before 3.00pm on the Tranche 2 Placement Settlement Date but due to a non-ordinary course delay in the banking system such funds have not been credited to the Company’s bank account by that time.

6.6	Settlement support

The Company appoints Canaccord or its Affiliate as the Company’s agent in relation to the settlement of the Tranche 2 Placement Acceptance CDIs and Tranche 2 Placement Shortfall CDIs through the allocation interest CHESS DvP settlement process. The Company must do, or cause the Registry to do, anything required on its own part, or the Registry’s part, to facilitate the CHESS DvP settlement on the Tranche 2 Placement Settlement Date.

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6.7	Allotment, issue and Tranche 2 Placement Cleansing Notice

(a)	Subject to clause 6.5, before 10.00am on the Tranche 2 Placement Allotment Date, the Company must take all necessary and appropriate steps to allot and issue:

(1)	the Tranche 2 Placement Acceptance CDIs to the Institutional Investors who successfully subscribed for them; and

(2)	the Tranche 2 Placement Shortfall CDIs to or at the direction of the Underwriter under clause 6.5.

(b)	The Company must release or give to ASX the Tranche 3 Placement Cleansing Notice prior to 10.00am (but after the allotment and issue of Tranche 2 Placement Acceptance CDIs and Tranche 2 Placement Shortfall CDIs under clause 6.5(a)) on the Tranche 2 Placement Allotment Date.

6.8	Defaulting Institutional Investors

On the Tranche 2 Placement Settlement Date, the Company assigns to the Underwriters all contractual rights and recourse it may have (if any) to enforce payment of any Tranche 2 Placement Proceeds against any Institutional Investors who lodged a Valid Application for Tranche 2 Placement CDIs or committed to subscribe for Tranche 2 Placement Shortfall CDIs, but who defaulted on settlement and agrees to take any action that the Underwriters request against such person and agrees to account to the Underwriters for any amounts received from any such person. If the Company is unable to assign to the Underwriters all such contractual rights and recourse referred to in this clause 6.8, the Company undertakes that it will assign such rights when and to the extent that it is legally able to.

6.9	Liability extinguished

Upon clause 6.5 being complied with by each Underwriter, the liability of the Underwriters under this Agreement with respect to the underwriting of the Institutional Offer shall cease and be extinguished.

7	Due Diligence Investigations

7.1	The Company’s responsibilities

Until Completion, the Company must in accordance with the Due Diligence Planning Outline continue to:

(a)	make such enquiries as are reasonable in the circumstances; and

(b)	take all reasonable steps,

to ensure that:

(c)	there are no omissions from the Offer Documents of information without which the relevant documents would be or become misleading in a material respect;

(d)	no statement in the Offer Documents is, or becomes, false, misleading or deceptive or is likely to be false, misleading or deceptive (including by omission);

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(e)	the issue of any Offer Document does not constitute conduct that is misleading or deceptive or is likely to mislead or deceive (whether by reason of statements included in, or omissions from, those Offer Documents); and

(f)	the Company is made aware of any circumstances which may render a Placement Cleansing Notice or Entitlement Offer Cleansing Notice Defective as soon as practicable after any such circumstance arises (and it must notify the Underwriters as soon as possible in such circumstances).

7.2	Due Diligence Committee and Due Diligence Documents

The Company must:

(a)	until Completion, establish, maintain and continue the operations of the Due Diligence Committee to assist in complying with its obligations under clause 7.1; and

(b)	at any time provide the Underwriters with full and free access to, and on request, copies of the Due Diligence Report and all materials and documents used or created in connection with the Due Diligence Process, on receipt of reasonable notice from the Underwriters, and the Company must maintain those materials and documents for that purpose until the later of 7 years from Completion and completion of any relevant Inquiry.

7.3	Access to premises, books and records

(a)	Subject to clause 7.3(c), the Company agrees to allow the Underwriters and their respective officers, employees and advisers reasonable access to the premises, books and records of the Company in connection with the Offer and reasonable access to the officers, directors and employees of the Company and each other Group Member at all reasonable times:

(1)	until Completion; or

(2)	in connection with an Inquiry (including in respect of a potential or anticipated Inquiry),

to enable the Underwriters to obtain any information about the Group and any matters which the Underwriters reasonably require in relation to the Offer. The Company must provide any information, assistance and facilities which the Underwriters reasonably require for those purposes.

(b)	The Company must maintain those books and records from the date of this Agreement until the later of 7 years from Completion and completion of any relevant Inquiry.

(c)	Except for copies of the Due Diligence Report and all materials and documents used or created in connection with the Due Diligence Process, to which the Underwriters will have reasonable access, if the provision of any access, information, assistance and facilities contemplated by clause 7.2(b), this clause

7.3 or clause 7.4 would in the reasonable opinion of the Company’s external

Australian legal counsel lead to a loss of legal professional privilege:

(1)	the Company must notify the Underwriters of that fact;

(2)	the Company must use all reasonable endeavours to identify and then employ a method for providing maximum access, information, assistance or facilities to the Underwriters without the loss of legal professional privilege;

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7 Due Diligence Investigations

(3)	if the Company considers that any access, information, assistance or facilities cannot be provided under this clause, it must obtain an opinion from senior counsel satisfactory to the Underwriters to confirm that the access, information, assistance or facilities could not be made without a risk of loss of legal professional privilege;

(4)	the Company may withhold any access, information, assistance or facilities in order to prevent the loss of any legal professional privilege only if it has first complied with clauses 7.3(c)(1), 7.3(c)(2) and 7.3(c)(3); and

(5)	the Underwriters must comply with any reasonable steps identified by the Company and notified to the Underwriters in writing under clause 7.3(c)(1) to preserve any legal professional privilege.

7.4	Regulatory correspondence

Without limiting the generality of clause 7.3, the Company must promptly give the Underwriters:

(a)	copies of notifications to and approvals of ASX and ASIC (if any) or any other Government Agency relating to the Offer Documents;

(b)	confirmation of lodgement of the Offer Documents and any other similar material relating to the Offer (but only to the extent the Offer Documents and other material are required to be lodged with ASX); and

(c)	copies of any material communication to or from any Government Agency relating to the Offer or the Offer Documents.

7.5	Defective Cleansing Notice

Without prejudice to the Underwriters’ rights under clause 11, if, before Completion, the Company is notified or otherwise becomes aware that a Cleansing Notice is Defective the Company must immediately notify the Underwriters and immediately lodge a corrective notice in accordance with sections 708A(9)(c) or 708AA(10)(c) of the Corporations Act (as applicable) and will consult with the Underwriters on the form of the corrective notice.

7.6	Supplementary Cleansing Notice

If the Company forms the view or becomes aware:

(a)	that the issue of any Offer Documents, did or may constitute conduct by a person which is misleading or deceptive or likely to mislead or deceive (whether by reason of statements included in, or omissions from, those Offer Documents);

(b)	that any information which was Excluded Information at the time of release of a Cleansing Notice was omitted from that Cleansing Notice;

(c)	of any matter that would cause a Cleansing Notice to be Defective;

(d)	of any information that is Excluded Information for the purposes of section 708AA(8) of the Corporations Act that would need to be included in a notice under section 708AA(7) if such a notice had been given at that time where that information was not included in the Entitlement Offer Cleansing Notice released on the Announcement Date or has not otherwise been provided to ASX;

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(e)	of any information that is Excluded Information for the purposes of section 708A(7) of the Corporations Act that would need to be included in a notice under section 708A(6) if such a notice had been given at that time where that information was not included in a Placement Cleansing Notice released on the Announcement Date or has not otherwise been provided to ASX; or

(f)	of a material change to the potential effect of the issue of the Offer CDIs pursuant to the Offer will have on control of the Company or to the consequences of that effect,

the Company must immediately notify the Underwriters of that information or matter and must, if required by the Corporations Act or if requested by the Underwriters (acting reasonably):

(g)	take such corrective action as the Underwriters (acting reasonably) consider appropriate, including by making an appropriate announcement to ASX in a form approved by the Underwriters (such approval not to be unreasonably withheld or delayed); and

(h)	if required by the Corporations Act, immediately give a correcting notice under section 708AA(10) or 708A(9) to ASX in a form approved in writing by the Underwriters (such approval not to be unreasonably withheld or delayed).

Any such approval is provided without prejudice to the rights of the Underwriters to terminate this Agreement under clauses 2.8 and 11.

7.7	Offer Documents

Without limiting any other express provisions of this Agreement, notwithstanding that the Underwriters have assisted, and may continue to assist, the Company in the preparation of the Offer Documents and in connection with promotional activities in relation to the Offer, the Company is responsible for the contents of, or omissions from, the final form of the Offer Documents and agrees to ensure that they comply with all applicable laws in relation to the Offer.

8	Representations and warranties

8.1	Representations and warranties by the Company

The Company represents and warrants and where applicable, undertakes to the Underwriters that each of the following statements is at the date of this Agreement, and will, unless otherwise specified in the relevant representation and warranty, be at all times until Completion, true and correct and not misleading or deceptive:

(a)	(status) it is duly incorporated under the laws of Delaware;

(b)	(capacity) it has full legal capacity and power to enter into this Agreement and to carry out the transactions that this Agreement contemplates;

(c)	(corporate authority) it has taken all corporate action that is necessary or desirable to authorise its entry into this Agreement and its carrying out of the transactions that this Agreement contemplates;

(d)	(Authorisation) it holds each Authorisation that is necessary to:

(1)	execute this Agreement and to carry out the transactions that this Agreement contemplates;

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8 Representations and warranties

(2)	ensure that this Agreement is legal, valid, binding and admissible in evidence; and

(3)	enable it and each Group Member to properly carry on its business, and it is complying with any conditions to which any of these Authorisations is subject;

(e)	(agreement effective) this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms subject to any necessary stamping or registration;

(e)	(no breach) neither it nor any Group Member is in breach of any provision of:

(1)	the Corporations Act;

(2)	any other applicable law or regulatory requirement or any order of a Government Agency;

(3)	the Listing Rules;

(4)	the Constitution;

(5)	any other applicable requirement of ASIC or ASX;

(6)	any ruling, court decree, undertaking or instrument binding on, or applicable to, it; or

(7)	any other agreement binding on it in any material respect;

(g)	(disclosure) all statements made and all information (including audited and unaudited financial statements) provided by it or any of its employees, advisers or agents to the Underwriters or their respective employees, advisers or agents are true, complete and accurate in all material respects and are not misleading or deceptive and in making those statements or providing that information nothing has been omitted which would make those statements or that information misleading or deceptive;

(h)	(ASIC Modifications and ASX Waivers) no ASIC Modifications or ASX Waivers are required for the Offer (other than the ASIC Instruments and a standard “supersize waiver” from ASX Listing Rule 7.1);

(i)	(Excluded Information) except as disclosed in the ASX Announcement, the Investor Presentation, the Retail Offer Booklet and the Cleansing Notices, all information of the kind that the Company is not required to disclose to ASX under Listing Rule 3.1 because it is covered by the exception in Listing Rule 3.1A and would be ‘excluded information’ under sections 708A(7) and 708AA(8) of the Corporations Act (Excluded Information), has been disclosed to ASX and the Company has otherwise complied with its continuous disclosure obligations under the Corporations Act and Listing Rules;

(j)	(due diligence)

(1)	it has taken reasonable steps to ensure that there are no omissions of Excluded Information from the Offer Documents; and

(2)	it has made, and will continue until Completion to make reasonable enquiries to ensure that there are no material omissions from the Offer Documents or Public Information or omissions from the Offer Documents or Public Information of information required by the Corporations Act and that the statements included in the Offer Documents or Public Information are true and not misleading or deceptive or likely to mislead or deceive, and the issue of the Offer Documents does not constitute conduct by any person which is misleading or deceptive or likely to mislead or deceive;

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8 Representations and warranties

(k)	(Entitlement Offer)

(1)	the Offer Documents will not omit any information which is Excluded Information at the time of their release to ASX and the Company is not aware of anything that will result in there being any Excluded Information at any time before Completion;

(2)	the Entitlement Offer will be a rights issue within the meaning given in section 9A of the Corporations Act as modified by the ASIC Instruments and any other applicable ASIC legislative instrument or other relief, and will be undertaken in compliance with section 708AA of the Corporations Act as modified by the ASIC Instruments, or a related issue within the meaning of section 708AA(13) of the Corporations Act as modified by the ASIC Instruments;

(3)	the Entitlement Offer CDIs are in a class of securities that are quoted securities (as defined in the Corporations Act) and have been quoted on ASX without being suspended from trading for more than a total of 5 Trading Days in the 12 month period before the Offer is made;

(4)	no exemption under sections 111AS or 111AT of the Corporations Act (as modified by ASIC Corporations (Disregarding Technical Relief) Instrument 2026/180) or order under sections 340 or 341 of the Corporations Act (as modified by ASIC Corporations (Disregarding Technical Relief) Instrument 2026/180) has been made in respect of the Company, or any person, as a director or auditor of the Company at any time in the 12 month period before the Entitlement Offer is made; or

(5)	no determination under section 708AA(3) of the Corporations Act is in force in relation to the Company as at the date of this Agreement and no determination will be in force as at the date of the Entitlement Offer Cleansing Notice;

(l)	(Tranche 1 Placement):

(1)	the Tranche 1 Placement CDIs are in a class of securities that:

(A)	are quoted securities (as defined in the Corporations Act) and have been so at all times during the three (3) months before the Tranche 1 Placement CDIs are issued; and

(B)	have been quoted on ASX without being suspended from trading for more than a total of five (5) Trading Days during the twelve (12) months before the Tranche 1 Placement CDIs are issued;

(2)	no exemption under sections 111AS or 111AT of the Corporations Act (as modified by ASIC Corporations (Disregarding Technical Relief) Instrument 2026/180) or order under sections 340 or 341 of the Corporations Act (as modified by ASIC Corporations (Disregarding Technical Relief) Instrument 2026/180), has been made in respect of the Company, or any person, as a director or auditor of the Company at any time in the twelve (12) months before the Tranche 1 Placement CDIs are issued;

(3)	the Tranche 1 Placement will not exceed the Company’s available placement capacity under Listing Rule 7.1 (except as permitted under any “supersize waiver” from ASX Listing Rule 7.1 obtained by the Company); and

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8 Representations and warranties

(4)	as at the date of this Agreement, ASIC has not made a determination under sub-section 708A(2) of the Corporations Act that it is satisfied that the Company has, within the previous twelve (12) months, contravened any of the provisions listed in that sub-section, and the Company will be entitled under section 708A(1) to issue the Tranche 1 Placement Cleansing Notice on the Institutional Offer Allotment Date;

(m)	(Tranche 2 Placement):

(1)	the Tranche 2 Placement CDIs are in a class of securities that:

(A)	are quoted securities (as defined in the Corporations Act) and have been so at all times during the three (3) months before the Tranche 2 Placement CDIs are issued; and

(B)	have been quoted on ASX without being suspended from trading for more than a total of five (5) Trading Days during the twelve (12) months before the Tranche 2 Placement CDIs are issued;

(2)	no exemption under sections 111AS or 111AT of the Corporations Act (as modified by ASIC Corporations (Disregarding Technical Relief) Instrument 2026/180) or order under sections 340 or 341 of the Corporations Act (as modified by ASIC Corporations (Disregarding Technical Relief) Instrument 2026/180), has been made in respect of the Company, or any person, as a director or auditor of the Company at any time in the twelve (12) months before the Tranche 2 Placement CDIs are issued; and

(3)	as at the date of this Agreement, ASIC has not made a determination under sub-section 708A(2) of the Corporations Act that it is satisfied that the Company has, within the previous twelve (12) months, contravened any of the provisions listed in that sub-section, and the Company will be entitled under section 708A(1) to issue the Tranche 2 Placement Cleansing Notice on the Tranche 2 Placement Allotment Date;

(n)	(Offer Documents) the Offer Documents and Public Information comply with all applicable laws and do not contain:

(1)	any statements which are untrue, inaccurate, misleading or deceptive or likely to mislead or deceive, and do not omit information required by the Corporations Act or any other applicable law; and

(2)	any forecasts, expressions of opinion, intention or expectation which are not based on reasonable grounds,

and the issue and distribution of the Offer Documents and its conduct in connection with the Offer Documents does not and will not of itself constitute conduct by any person which is misleading or deceptive or likely to mislead or deceive;

(o)	(disclosure obligations) it is not in breach of, and will not before Completion breach, any provision of Chapter 3 of the Listing Rules (including, to avoid doubt in the case of Listing Rule 3.1, as qualified by Listing Rule 3.1A);

(p)	(conduct) it has not engaged and will not engage in conduct that is misleading or deceptive or is likely to mislead or deceive in connection with the Offer;

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(q)	(opinions and belief) any statement of opinion or belief contained in the Offer Documents or in any Public Information shall be truly and honestly held by the person making the statement, and the maker of the statement shall have reasonable grounds for holding the opinion or belief;

(r)	(future matters) there are reasonable grounds for the making of all statements contained in the Offer Documents or any Public Information provided by the Company relating to future matters (including, without limitation, financial forecasts);

(s)	(financial information) the financial and accounting information contained in the Offer Documents (Financial Information), if any, has been prepared in good faith, in accordance with applicable laws and in a manner consistent with the principles, policies and procedures used for the preparation of the Company’s last audited financial statements. The Financial Information has been accurately extracted from the Company’s audited or management accounts and reporting systems and the assumptions and adjustments used in the preparation of the Financial Information which reflects the terms of the Offer are reasonable and appropriate;

(t)	(events since last accounts date) since the date of the accounts for the Company for the fiscal year ended 31 December 2025:

(1)	the business of the Group has been carried on in the ordinary and usual course;

(2)	no Group Member has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labour dispute or court or governmental action, order or decree;

(3)	there has been no change in the assets, liabilities, financial position or performance, profits, losses or prospects of the Group from that set out in its last reviewed financial statements except for changes in the ordinary and usual course of business or as disclosed to ASX prior to the date of this Agreement; and

(4)	there have been no transactions entered into by a Group Member (including any contract or commitment or incurrence of any liability (including a contingent liability)), other than those in the ordinary course of business or as set out in the Offer Documents, which are material with respect to the Group, and there has been no distribution of any kind declared, paid or made by the Company and there has been no increase in long term debt of any Group Member;

(u)	(litigation) neither it nor any Group Member is involved in any litigation, arbitration or administrative proceeding relating to claims or amounts which are material to the Company or any entity in the Group or in the context of the Offer, nor to the best of the Company’s knowledge and belief, having made all reasonable enquiries, is any such litigation, arbitration or administrative proceeding pending or threatened;

(v)	(licences) it and all Group Members hold all licences, permits, approvals, authorisations or consents which are material to the conduct of the business of the Company and all such licences, permits, approvals, authorisations and consents are in full force and effect and to the best of the Company’s knowledge and belief, having made reasonable enquiries are not liable to be revoked or not renewed;

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(w)	(entitlement) except as disclosed to ASX in accordance with the Listing Rules prior to the date of this Agreement or in the Offer Documents, no person holds or has any right to subscribe for, or to receive or to be issued any CDIs, options or other securities in the Company or any other Group Member or any other securities convertible or exchangeable into equity in the Company or any other Group Member and those entities have not issued, or agreed to issue, and will not issue, or agree to issue such CDIs, options or other securities to any person;

(x)	(occupation, health & safety and environmental laws):

(1)	each Group Member:

(A)	is in compliance with all applicable laws, regulations and standards relating to the protection of human and occupational health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (OHS and Environmental Laws);

(B)	has received all permits, licences or other approvals required of it under applicable OHS and Environmental Laws to conduct its businesses; and

(C)	is in compliance with all terms and conditions of any such permit, licence or approval,

except where such non-compliance with OHS and Environmental Laws, failure to receive required permits, licences or other approvals or failure to comply with the terms and conditions of such permits, licences or approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Group or on the ability of the Company to perform its obligations under this Agreement or the transactions contemplated under this Agreement; and

(2)	there are no current or anticipated costs or liabilities of it or any Group Member associated with OHS and Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with OHS and Environmental Laws or any permit, licence or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, have a Material Adverse Effect on the Group or on the ability of the Company to perform its obligations under this Agreement or the transactions contemplated under this Agreement;

(y)	(no default) the Company:

(1)	is not in default under any document or agreement binding on it or its property; and
(2)	is not in default under any applicable law or any judgment, ruling, order or decree of any Government Agency or court binding on it,

in each case, which has had or would be likely to have (as the case may be) a Material Adverse Effect on the Group or on the ability of the Company to perform its obligations under this Agreement or the transactions contemplated under this Agreement;

(z)	(eligible for quotation) the Offer CDIs will be eligible under the Listing Rules and other requirements of ASX for Official Quotation;

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8 Representations and warranties

(aa)	(listing) the Company has not ceased to be admitted to the official list of ASX, nor has removal from the official list of ASX been threatened by ASX and quotation of the CDIs has not been suspended or terminated in the twelve (12) months prior to the date of this Agreement;

(bb)	(Insolvency) neither the Company nor any Group Member is Insolvent and there is no act which has occurred nor any omission made which may result in the Company or a Group Member becoming Insolvent;

(cc)	(Certificates) the contents of each Certificate given under this Agreement are true and correct and not misleading or deceptive as at the date the Certificate is given;

(dd)	(issue purpose) the Company is issuing the Offer CDIs for the Offer Purpose and that purpose does not include any or all of the Offer CDIs being offered for the purpose of the person to whom they are issued selling or transferring them or granting, issuing or transferring interests in, or options over, them;

(ee)          (Offer CDIs) when issued, the Offer CDIs will:

(1)	represent, and give the registered holder of ten Offer CDIs the sole beneficial interest in one share of the common stock in the Company;

(2)	be duly and validly authorised and issued in accordance with the Company’s Constitution and all applicable laws;

(3)	fully paid, free from all Encumbrances (other than those provided for in the Constitution)

(4)	be eligible to be quoted on ASX under the Listing Rules and any other requirements of ASX; and

(5)	conform to the description of the Offer CDIs contained in the Offer Documents and will rank equally with all other CDIs on issue;

(ff)          (no contravention) none of:

(1)	the entry into this Agreement;

(2)	the performance by the Company of its obligations under this Agreement; or

(3)	the carrying out of any transaction contemplated by this Agreement, will conflict with, or result in a breach of, any provisions of:

(4)	any agreement, deed, trust, document or other arrangement;

(5)	any applicable law;

(6)	the Listing Rules (except where compliance has been waived, or as modified, by ASX); or

(7)	any judgment of any court,

binding on any Group Member or any of their respective assets;

(gg)	(assets) other than as disclosed to ASX in accordance with the Listing Rules prior to the date of this Agreement or in the Offer Documents and except as entered into in the ordinary course of business, it has not, or will not, have created or agreed to create any Encumbrance over any material part of or all of the assets of the Company;

(hh)          (financing arrangements)

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8 Representations and warranties

(1)	no Group Member is in breach of, or default under, any provision, undertaking, covenant or ratio of a material debt or financing arrangement or any related documentation to which that entity is a party (Material Financing Arrangement), which breach or default has had or is likely to have a Material Adverse Effect on the Company or the Group; and

(2)	no event of default, potential event of default, review event which gives a lender or financier the right to accelerate or require repayment of the debt or financing or other similar event has occurred and remains subsisting under or in respect of any Material Financing Arrangement;

(ii)	(title to property) the Company and each other member of the Group have all real and personal property necessary to conduct its business as currently conducted;

(jj)	(Accounts) the accounts for the Group for the fiscal year ended 31 December 2025 present a true and fair view of the financial position, performance and cash flows of the Group for the period concerned;

(kk)           (cybersecurity and data privacy):

(1)	the Group has in place data handling policies appropriate for a business of its nature;

(2)	the Group has taken reasonable action, in line with industry standards, to protect its systems for collection and processing of personal or sensitive information and such systems operate in accordance with all applicable law and industry standards;

(3)	the Group is not the subject of any actual or potential litigation, other proceedings or notice involving a demand for damages or other liability, or any complaint or investigation by any regulatory authorities or by any industry groups to which the Company belongs, in relation to personal or sensitive data collection and use, in each case which, if determined adversely, individually or in the aggregate, would have a Material Adverse Effect on the Group or on the ability of the Company to perform its obligations under this Agreement or the transactions contemplated under this Agreement; and

(4)	other than as disclosed to ASX prior to the date of this Agreement, there have been no security breaches, violations of any security policy or applicable law or instances of unauthorised access to data or information used by any member of the Group, in each case which would, individually or in the aggregate, have a Material Adverse Effect on the Group or on the ability of the Company to perform its obligations under this Agreement or the transactions contemplated under this Agreement;

(ll)             (insurance):

(1)	each Group Member is insured by or is a beneficiary of policies issued by insurers of recognised financial responsibility against relevant losses and risks and in amounts as are prudent and customary in the businesses in which it is engaged;

(2)	all policies of insurance insuring it or its businesses, assets, employees, officers and directors are in full force and effect;

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8 Representations and warranties

(3)	each Group Member is in compliance with the terms of those policies; and

(4)	to the best of the Company’s knowledge and belief, having made all reasonable enquiries, there are no claims by the Company under any insurance policy as to which any insurance company is denying liability which is required to be paid by a Group Member which will, or is likely to, have a Material Adverse Effect on the Group or on the ability of the Company to perform its obligations under this Agreement or the transactions contemplated under this Agreement;

(mm)	(Constitution compliance) the Constitution complies with Delaware General Corporation Law, the Listing Rules and any applicable law (except to the extent the compliance with any applicable law has been waived or an exemption granted by a Government Agency having authority to do so);

(nn)	(no on sale restrictions) following the issue of the Offer CDIs, each offer for sale and each sale of Offer CDIs will not be an offer for sale to which section 707(3) or 707(4) applies so as to require the offeror to prepare and lodge with ASIC a prospectus in relation to the Offer;

(oo)	(no stockholder approval required) other than the Stockholder Approval, approval of the Company’s stockholders is not required to undertake the Offer or to offer or issue the Offer CDIs;

(pp)	(No directed selling efforts) none of the Company, any of its Affiliates nor any person acting on behalf of any of them (other than the Joint Lead Managers, any of their respective Affiliates or any person acting on behalf of any of them, as to whom the Company makes no representation or warranty), has, directly or indirectly, engaged or will engage in any “directed selling efforts” (within the meaning of Rule 902(c) under the U.S. Securities Act) in connection with the offering of the Offer CDIs;

(qq)	(no stabilisation or manipulation) neither the Company, its Affiliates nor any person acting on its behalf has taken or will take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in the stabilisation or manipulation of the price of the Offer CDIs in violation of any applicable law;

(rr)	(U.S. Securities Act) subject to compliance by the Underwriters with their representations, warranties and agreements in clause 8.2(f) to 8.2(l), compliance by any sub-underwriters appointed pursuant to clause 1.2 and, compliance by co-managers or brokers appointed pursuant to clause 1.3 with any corresponding obligations in their respective appointment letters or agreements, it is not necessary in connection with the offer, sale and delivery of the Offer CDIs by the Company to the Underwriters or investors, or the offer and resale of the Offer CDIs by the Underwriters to investors, in each case in the manner contemplated by this Agreement, to register the Offer CDIs under the U.S. Securities Act, it being understood that the Company makes no representation or warranty about any subsequent reoffer or resale of the Offer CDIs;

(ss)	(U.S. Investment Company Act) the Company is not, and immediately after giving effect to the offer and sale of the Offer CDIs and the application of the net proceeds therefrom will not be, required to register as an "investment company" under the U.S. Investment Company Act;

(tt)	(PFIC) the Company does not expect that it would be classified as a "passive foreign investment company" (PFIC) within the meaning of section 1297 of the US Internal Revenue Code of 1986, as amended, for its most recent completed taxable year, and does not expect to be classified as a PFIC for the current taxable year;

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8 Representations and warranties

(uu)	(no general solicitation or general advertising) none of the Company, any of its Affiliates, or any person acting on behalf of any of them (other than the Underwriters, their respective Affiliates and any person acting on behalf of any of them, as to whom the Company makes no representation) has offered or sold or will offer or sell the Offer CDIs in the United States using any form of "general solicitation" or "general advertising" within the meaning of Rule 502(c) under the U.S. Securities Act or in any manner involving a public offering in the United States within the meaning of section 4(a)(2) of the U.S. Securities Act;

(vv)	(integration) none of the Company, any of its Affiliates or any other person acting on the behalf of any of them (other than the Underwriters, their respective Affiliates and any person acting on behalf of any of them, as to whom the Company makes no representation or warranty), directly or indirectly, has solicited any offer to buy, or offered to sell or sold, and they will not, directly or indirectly, solicit any offer to buy, or offer to sell or sell in the United States, any security of the Company which is or would be integrated with the sale of the Offer CDIs in a manner that would require the Offer CDIs to be registered under the U.S. Securities Act;

(ww)	(compliance with Category 3 of Regulation S and SEC No-Action Letter) the Company has complied, and will comply with the offering restriction requirements of Category 3 of Regulation S and the SEC No-Action Letter;

(xx)	(no offer to sell Retail Offer CDIs in the United States) the Company will not offer or sell any Retail Offer CDIs to U.S. Persons or to persons acting for the account or benefit of U.S. Persons;

(yy)          (Sanctions):

(1)	none of the Company, any other Group Member, director, officer or employee of the Company or any other Group Member and, to the knowledge of the Company, no agent or representative of the Company or any other Group Member or any Affiliate or Related Body Corporate of the Company is currently subject to any sanctions administered or enforced by the U.S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of Treasury, the U.S. Department of State, and including, without limitation, the designation as a “specially designated national” or “blocked person”), the Commonwealth of Australia, the United Nations Security Council, the European Union or any of its Member States (including under Council Regulation (EC) No. 194/2008), His Majesty’s Treasury or other relevant sanctions authority and any activities sanctionable under the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act (collectively, Sanctions);

(2)	neither the Company nor any of its subsidiaries will directly or indirectly use the proceeds of the Offer, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, (A) to fund or facilitate any activities of any person or entity or in any country or territory that, at the time of such funding or facilitation, is the subject or target of any Sanctions (Sanctioned Country), (B) to fund or facilitate any activities of or business in any Sanctioned Country; or (C) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions;

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8 Representations and warranties

(3)	neither the Company nor any of its subsidiaries in the past 5 years has engaged in, and is not now engaged in, any dealings or transactions with any government, person, entity or project targeted by, or located in any country or territory, that at the time of the dealing or transaction is or was the subject or target of, Sanctions, except as permitted by applicable law;

(4)	neither the Company, nor any other Group Member, director, officer or employee of the Company or any other Group Member nor any of its subsidiaries is or has been in violation of or subject to an investigation relating to any Sanctions or any other applicable sanctions laws or regulations; and

(5)	the Company, each Group Member, each director, officer or employee of the Company or any other Group Member and any of its subsidiaries maintains and complies with policies and procedures of the Company or the Group which are designed to promote and achieve compliance with applicable sanctions laws or regulations and with the representation and warranty contained herein;

(zz)	(money laundering) the operations of the Company and the Group are and have been conducted at all times in compliance with all financial recordkeeping and reporting requirements of the Anti-Money Laundering And Counter-Terrorism Financing Act 2006 (Cth), as amended, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Government Agency (collectively, the Money Laundering Laws) and no action, suit or proceeding by or before any court or Government Agency, authority or body or any arbitrator involving the Company or any Group Member with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened; and

(aaa)          (no bribery):

(1)	none of the Company, any Group Member, director, officer or employee of the Company or any other Group Member and, to the knowledge of the Company, no agent or any Affiliate or Related Body Corporate of the Company or other person acting on the Company’s behalf or on behalf of any Group Member has:

(A)	used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity;

(B)	made or taken an act in furtherance of any offer, promise or authorisation of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organisation, or any person acting in an official capacity for or on behalf of any of the foregoing; or

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8 Representations and warranties

(C)	made, offered or promised to make, or authorised the payment or giving of any bribe, rebate, payoff, influence payment, facilitation payment, kickback or other unlawful payment or gift of money or anything of value, in each case, in violation of any applicable laws or regulations in Australia or any other applicable jurisdiction, and the Group has instituted and maintained, and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein; and

(2)	none of the Company, any Group Member, director, officer or employee of the Company or any other Group Member and, to the knowledge of the Company, no agent or any Affiliate or Related Body Corporate of the Company or other person acting on the Company’s behalf or on behalf of any Group Member has violated or is in violation of any provision of any applicable anti-bribery or anti-corruption law or regulation enacted in any applicable jurisdiction.

8.2	Representations and warranties by the Underwriters

Each Underwriter represents and warrants to the Company that each of the following statements is at the date of this Agreement, and will, unless otherwise specified in the relevant representation and warranty, be at all times until Completion, true and correct and not misleading or deceptive:

(a)	(status) it is duly incorporated under the laws of the place of its incorporation;

(b)	(capacity) it has full legal capacity and power to enter into this Agreement and to carry out the transactions that this Agreement contemplates;

(c)	(corporate authority) it has taken all corporate action that is necessary or desirable to authorise its entry into this Agreement and its carrying out of the transactions that this Agreement contemplates;

(d)	(Authorisation) it holds each Authorisation that is necessary to:

(1)	execute this Agreement and to carry out the transactions that this Agreement contemplates;

(2)	ensure that this Agreement is legal, valid, binding and admissible in evidence; and

(3)	enable it to properly carry on its business,

and it is complying with any conditions to which any of these Authorisations is subject;

(e)	(agreement effective) this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms subject to any necessary stamping or registration;

(f)	(IAI or no in the United States) it is an IAI or it is not in the United States;

(g)	(U.S. selling restrictions) it acknowledges and agrees that the Offer CDIs have not been and will not be registered under the U.S. Securities Act and may only be offered or sold:

(1)	outside the United States to investors who are not U.S. Persons and are not acting for the account or benefit of U.S. Persons, in “offshore transactions” in compliance with Regulation S under the U.S. Securities Act; and

(2)	in the United States, by Canaccord only, to QIBs.

(h)	(Not directed selling efforts) with respect to Offer CDIs offered and sold in reliance on Regulation S, neither it, any of its Affiliates nor any person acting on behalf of any of them has engaged or will engage in any “directed selling efforts” (as that term is defined in Rule 902(c) under the U.S. Securities Act);

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8 Representations and warranties

(i)	(general solicitation or general advertising) it, its Affiliates and each person acting on behalf of any of them have not solicited offers for or offered to sell or sold, and will not solicit offers for or offer to sell or sell, the Offer CDIs in the United States using any form of "general solicitation or general advertising" within the meaning of Rule 502(c) under the U.S. Securities Act or in any manner involving a public offering in the United States within the meaning of Section 4(a)(2) of the U.S. Securities Act;

(j)	(transaction distribution compliance period) it, any of its Affiliates or any person acting on behalf of any of them each represents, warrants and undertakes that they will not offer and sell any Offer CDIs (a) as part of their distribution, and (b) otherwise until one year after the later of the commencement of the Offer and Completion, except in sales it reasonably believes to be in accordance with Regulation S or another exemption from the registration requirements of the US Securities Act. It, any of its Affiliates or any person acting on behalf of any of them each also agrees that, at or prior to confirmation of sale of Offer CDIs, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Offer CDIs from it during the distribution compliance period a confirmation or notice to substantially the following effect:

"The Offer CDIs covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold within the United States or to, or for the account or benefit of,

U.S. persons (i) as part of their distribution at any time or (ii) otherwise until one year after the later of the commencement of the offering of the Offer CDIs and the date of original issuance of the Offer CDIs, except in either case in accordance with Regulation S under the Securities Act or another exemption from the registration requirements of the Securities Act. A purchaser may not engage in hedging transactions unless in compliance with the Securities Act”;

(k)	(U.S. broker-dealing requirements) all offers and sales of Offer CDIs in the United States will be effected through Canaccord’s U.S. broker-dealer affiliate in compliance with applicable laws; and

(l)	(stabilisation) neither it, its Affiliates nor any person acting on behalf of any of them has taken or will take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in the stabilisation or manipulation of the price of the Offer CDIs in violation of any applicable law.

8.3	Not affected by investigations

The representations, warranties and undertakings under this Agreement are not affected or extinguished by any investigation made by, or on behalf of, the Underwriters into the affairs of the Group by any other event or matter.

8.4	Warranties to be read independently

Each subclause, paragraph and subparagraph in clauses 8.1 and 8.2 is to be construed independently and no sub-clause, paragraph or subparagraph is to be limited by implications arising from any other subclause, paragraph or subparagraph.

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8.5	Reliance

Each Party acknowledges that each other Party is entering into this Agreement in reliance on the representations, warranties and undertakings in this clause 8.

8.6	Notice of breach

(a)	The Company undertakes to the Underwriters that it will notify the Underwriters as soon as practicable after it becomes aware of a breach of any representation or warranty under clause 8.1 relating to it or of any undertaking given by it in this Agreement.

(b)	Each Underwriter undertakes to the Company that it will notify the Company as soon as practicable after it becomes aware of a breach of any representation or warranty under clause 8.2 relating to it or of any undertaking given by it in this Agreement.

8.7	Repetition

Each representation and warranty given by a Party under this clause 8 shall be deemed to have been repeated by that Party on each day before Completion and on Completion as if made with respect to the facts and circumstances then existing.

8.8	Best of knowledge

Where any provision of this Agreement (including any representation or warranty) is expressed to be to the best of the knowledge or awareness of the Party, facts of which the Party is aware or that are within the Party’s awareness or knowledge (or similar words), that Party further warrants that it has made all due and proper enquiries that a reasonable person would make in the circumstances in order to give that representation or warranty or otherwise give effect to that provision.

9	Undertakings by the Company

The Company must:

(a)	(compliance) ensure that the Offer Documents and the Offer comply in all material respects with the Constitution, the Corporations Act, the Listing Rules, other applicable laws and regulations, and any other legally binding requirement of any Government Agency;

(b)	(Retail Offer Booklet) ensure that the Retail Offer Booklet is lodged with the ASX on or before the Retail Offer Opening Date;

(c)	(breach) not, before Completion, commit, be involved in or acquiesce in any activity which breaches in any material respect:

(1)	the Corporations Act;

(2)	any other applicable laws or regulations or orders of any Government Agency that are binding on it;

(3)	the Listing Rules;

(4)	the Constitution; or

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9 Undertakings by the Company

(5)	any legally binding requirement of ASIC or ASX;

(d)	(Constitution) not, during the Offer period, vary or procure the variation of any term of the Constitution, without the prior written consent of the Underwriters to the terms of the variation, such consent not to be unreasonably withheld or delayed;

(e)	(Insolvency) not become Insolvent before Completion;

(f)	(Prescribed Occurrence) other than as disclosed to ASX prior to the date of this Agreement, until 90 days after Completion, not permit a Prescribed Occurrence to occur in respect of it or any other Group Member;

(g)	(no further issues) not during the period ending 90 days after Completion issue, agree to issue, offer for subscription or grant any option over, or indicate in any way that it may or will issue, agree to issue, offer for subscription or grant any option over, any shares, units, options or other securities of the Company (or securities convertible or exchangeable into equity of the Company) or permit any Group Member to do any of the foregoing, or do anything economically equivalent to any of the foregoing, without the prior written consent of the Underwriters, other than:

(1)	the issue of the Offer CDIs; or

(2)	an issue of securities pursuant to a non-underwritten dividend or distribution plan or employee incentive scheme (as those terms are defined in the Listing Rules) or as a result of the conversion or exercise of any securities of the Company on issue at the date of this Agreement;

(h)	(conduct of business) ensure that it and other Group Members carry on its business from the date of this Agreement to the date 90 days after Completion in the ordinary course, and not:

(1)	dispose, or agree to dispose, of the whole or any part of its business or its property (except in the ordinary course of business);
(2)	enter into, or vary, any agreement or commitment which is material in the context of the Company or the Offer or which contains a substantial or onerous obligation for the Company; or

(3)	enter into any other equity or debt financing of any type to allow the Underwriters the benefit of a clear market,

without the prior written consent of the Underwriters (such consent not to be unreasonably withheld or delayed);

(i)	(notice of breach) notify the Underwriters of any breach of any representation, warranty or undertaking given by the Company under this Agreement of which it becomes aware, as soon as practicable after becoming so aware;

(j)	(supplementary disclosure) obtain the prior written consent of the Underwriters to the form and content of, and any material amendments to, any of the Offer Documents;

(k)	(notifications) give notice to the Underwriters immediately, and in any case no later than one (1) Business Day, after becoming aware of any of the following in relation to the Offer or the Offer Documents:

(1)	an application being made by ASIC for an order under Part 9.5; or

(2)	ASIC commencing, or giving notice of an intention to hold, any investigation or hearing under Part 3 of the Australian Securities and Investments Commission Act 2001 (Cth) in relation to the Offer or any of the Offer Documents or prosecuting or commencing proceedings against or giving notice of an intention to prosecute or commence proceedings against the Company in relation to the Offer or any of the Offer Documents;

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10 Fees and Costs

(l)	(no withdrawal) not withdraw the Offer after lodgement of the Offer Documents;

(m)	(no Encumbrance) not before Completion create or agree to create or permit to subsist any Encumbrance over any or all of the Offer CDIs;

(n)	(no unauthorised variations) except as disclosed to ASX prior to the date of this agreement, not before Completion, vary the composition of its key management personnel or board of directors without the prior written consent of the Underwriters (such consent not to be unreasonably withheld or delayed);

(o)	(nominee letter) send a notice to CDI Holders whom the Company believes hold their CDIs as nominee instructing them not to:

(1)	send any Offer Documents to Excluded CDI Holders, or any Offer Documents relating to the Retail Offer to any person in the United States or acting for the benefit of any person in the United States, in each case for whom they are the nominee holder; or

(2)	submit any Entitlement and Acceptance Form or Confirmation Letter or otherwise purchase Entitlements or Entitlement Offer CDIs on behalf of any Excluded Shareholder, or purchase any Retail Offer CDIs on behalf of any person in the United States or acting for the account or benefit for any person in the United States, in each case for whom they are the nominee holder;

(p)	(quotation) apply for the quotation of the Offer CDIs on ASX in accordance with the Timetable, the Listing Rules and applicable law; and

(q)	(Blue Sky laws) qualify the Offer CDIs, if necessary, for offer and sale under the securities or "Blue Sky" laws of such jurisdictions as the Underwriters may reasonably request, and continue such qualifications in effect so long as required for the offering and resale of the Offer CDIs; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to qualify; (ii) file any general consent to services of process in any such jurisdiction; or (iii) subject itself to taxation in any jurisdiction if it is not otherwise so subject.

Notwithstanding the foregoing, clauses 9(f) to (h) above do not apply to any action by a Group Member related to a refinancing of the Company’s current debt facility with Runway Growth Capital, LLC.

10	Fees and Costs

10.1	Fees

The Company must pay the following fees in immediately available funds:

(a)	to the Underwriters, in their Respective Proportions, on the Institutional Offer Settlement Date:

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(1)	a selling fee of 2% of the Institutional Offer Proceeds (less the gross proceeds raised under the Institutional Offer from subscriptions by investors listed in Annexure 1 to the Mandate Letter, as updated); and

(2)	a management fee of 3% of the Institutional Offer Proceeds, in the manner directed in writing in advance by the Underwriters;

(b)	to the Underwriters, in their Respective Proportions, on the Retail Offer Settlement Date:

(1)	a selling fee of 2% of the Retail Offer Proceeds (less the gross proceeds raised under the Retail Offer from subscriptions by investors listed in Annexure 1 to the Mandate Letter, as updated); and

(2)	a management fee of 3% of the Retail Offer Proceeds, in the manner directed in writing in advance by the Underwriters;

(c)	to Canaccord, on the Institutional Offer Settlement Date, an international selling fee of 1% of the U.S. Allocated Proceeds; and

(d)	to the Underwriters, in their Respective Proportions, on the Tranche 2 Placement Settlement Date:

(1)	a selling fee of 2% of the Tranche 2 Placement Proceeds (less the gross proceeds raised under the Tranche 2 Placement from subscriptions by investors listed in Annexure 1 to the Mandate Letter, as updated); and

(2)	a management fee of 3% of the Tranche 2 Placement Proceeds.

10.2	Other Costs

The Company must pay, or reimburse the Underwriters where the Underwriters have incurred, the following reasonable, documented Costs of and incidental to the Offer:

(a)	all reasonable legal Costs that the Underwriters incur in respect of the Offer up to a cap of $70,000 (inclusive of GST);

(b)	all other reasonable out of pocket expenses that the Underwriters incur in respect of the Offer (including but not limited to travel, international airfares at business class standard and domestic travel at economy class standard, accommodation, roadshow preparation, printing and preparing presentation materials and postage and courier expenses in relation to the distribution of presentation materials); and

(c)	any stamp duty, transfer taxes, withholding taxes or similar taxes (but excluding any income tax of the Underwriters) payable in respect of this Agreement or the Offer and any other costs in respect of the Offer (except those referred to in paragraph (a) and (b)) and the allocation and issue of the Offer CDIs (including any delivery versus payment or other settlement arrangements), as soon as reasonably practicable, and in any case within 21 days, after a request for payment or reimbursement is made by the Underwriters, and whether such costs or expenses were or are incurred before or after the date of this Agreement and before or after Completion, and whether or not the Offer proceeds, subject to delivery of a tax invoice setting out such Costs in reasonable detail and provided that the Underwriters must obtain the Company’s written prior consent to any individual item of expense greater than $1,000 (other than the costs contemplated by clause 10.2(a)).

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10.3	Costs on termination

In the event that the obligations of the Underwriters under this Agreement are terminated pursuant to clause 2.8 or 11 or the Offer is withdrawn, does not proceed or is not completed for any reason:

(a)	the Company shall not be obliged to pay to the Underwriters the fees referred to in clause 10.1 unless the obligation to pay the fee arises before termination or withdrawal; and

(b)	the Company shall be obliged to pay to the Underwriters within ten (10) Business Days of termination of the obligations of the Underwriters (to the extent that it has not already done so) the Costs referred to in clause 10.2, incurred up to the date of termination.

10.4	Set-off

Each of the Underwriters may at any time set off all amounts payable under this clause 10 against any payment obligation owed by that Underwriter or its Related Bodies Corporate to the Company (including in relation to the subscription for Offer CDIs). To the extent the obligations of the Company under this clause 10 are not fully satisfied by such set off, the Company will not be relieved of its obligations under this clause 10.

10.5	Continuing obligations

For avoidance of doubt, the obligations of the Company under this clause 10 survive termination or completion of this Agreement.

10.6	Sub-underwriting fees

For the avoidance of doubt, the Underwriters are liable for the payment of any fees, commissions or rebates (including any GST) to sub-underwriters (unless otherwise agreed by the Underwriters and the Company).

10.7	Co-lead managers and co-managers fees

The Underwriters are liable for the payment of any fees, commissions or rebates (including any GST) agreed by the Underwriters to be payable to any co-lead manager or co-manager appointed under this Agreement.

11	Relief of Underwriter obligations

11.1	Termination events

Each Underwriter may, at any time before 4.00pm on the Tranche 2 Placement Settlement Date or such other time as specified below, by notice in writing to the Company specifying the relevant event, terminate its further obligations under this Agreement (without cost or liability to itself) if any of the following events occur:

(a)	(Certificate not provided) a Certificate which is required to be furnished by the Company under this Agreement is not furnished by the time specified;

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(b)	(unable to issue Offer CDIs) the Company is prevented from issuing the Offer CDIs within the time required by the Listing Rules, applicable laws, an order of a court of competent jurisdiction or a Government Agency;

(c)	(Offer Documents and Public Information) a statement contained in the Offer Documents or the Public Information does not comply with the Corporations Act (including if a statement in any of the Offer Documents or Public Information is or becomes misleading or deceptive in a material respect or is likely to mislead or deceive in a material respect, including by omission, or a material matter required to be included is omitted from an Offer Document or any Public Information);

(d)	(withdrawal) the Company withdraws the Offer or any part of it;

(e)	(cleansing notice) a Cleansing Notice is or becomes Defective or the Company gives or is required to give a Corrective Statement under the Corporations Act and, in each case, that Defective Cleansing Notice or Corrective Statement is adverse from the point of view of an investor;

(f)	(market fall) the S&P/ASX 300 Index falls by 10.0% or more below the level of the S&P/ASX 300 Index on the Business Day before the Announcement Date, at the close of trading:

(1)	for at least two (2) consecutive Business Days in the period between (and including) the Announcement Date and the Business Day immediately prior to the Tranche 2 Placement Settlement Date;

(2)	on the Business Day immediately prior to the Institutional Offer Settlement Date;

(3)	on the Business Day immediately prior to the Retail Offer Settlement Date; or

(4)	on the Business Day immediately prior to the Tranche 2 Placement Settlement Date

(g)	(ASIC action):

(1)	ASIC applies for an order under sections 1324B or 1325 in relation to the Offer or the Offer Documents or gives notice of an intention to prosecute the Company or any of its directors and any such intention, application or notice becomes public or is not withdrawn within 2 Business Days after it is made, or where it is made less than 2 Business Days before the Institutional Offer Settlement Date, Retail Offer Settlement Date or Tranche 2 Placement Settlement Date, it is not withdrawn before the Institutional Offer Settlement Date, Retail Offer Settlement Date or Tranche 2 Placement Settlement Date (as applicable);

(2)	an application is made by ASIC for an order under Part 9.5 in relation to the Offer or the Offer Documents and such application becomes public or is not withdrawn within 2 Business Days after it is made or where it is made less than 1 Business Day before the Institutional Offer Settlement Date, Retail Offer Settlement Date or Tranche 2 Placement Settlement Date, it has not been withdrawn by the Institutional Offer Settlement Date, Retail Offer Settlement Date or Tranche 2 Placement Settlement Date (as applicable); or

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(3)	ASIC commences any investigation or hearing under Part 3 of the Australian Securities and Investments Commission Act 2001 (Cth) in relation to the Offer or the Offer Documents and such investigation or hearing becomes public or is not withdrawn within 2 Business Days after it is commenced or where it is commenced within 1 Business Day before the Institutional Offer Settlement Date, Retail Offer Settlement Date or Tranche 2 Placement Settlement Date, it has not been withdrawn before the Institutional Offer Settlement Date, Retail Offer Settlement Date or Tranche 2 Placement Settlement Date (as applicable);

(h)	(regulatory action) there is an application to a Government Agency (including, without limitation, the Takeovers Panel) for an order, declaration (including, in relation to the Takeovers Panel, of unacceptable circumstances) or other remedy, or a Government Agency commences any investigation or hearing or announces or notifies its intention to do so, in each case in connection with the Offer (or any part of it) or any agreement entered into in respect of the Offer (or any part of it);

(i)	(U.S. Food and Drug Administration) the U.S. Food and Drug Administration withdraws, revokes or amends in a manner that is materially adverse to the Company, the approval granted by the U.S. Food and Drug Administration in respect of the Company’s WiSE cardiac resynchronisation therapy system for commercial marketing of that system in the United States;

(j)	(Brandon Capital Commitment) any of the obligations of the relevant parties under the Brandon Capital Pre-Commitment Letter is not capable of being performed in accordance with their terms (in the reasonable opinion of the Underwriter) or if all or any part of the Brandon Capital Pre-Commitment Letter:

(1)	is amended or varied in a material respect without the consent of the Underwriters;

(2)	is terminated or rescinded;

(3)	is materially breached;

(4)	ceases to have effect, otherwise than in accordance with its terms; or

(5)	is or becomes void, voidable, illegal, invalid or unenforceable (other than by reason only of a party waiving any of its rights);

(k)	(legal proceedings) any of the following occurs:

(1)	the commencement of material legal proceedings against the Company, any other Group Member or against any director of the Company or any other Group Member in that capacity, or there is a materially adverse development from the perspective of the Company, any other Group Member or any director of the Company or any other Group Member in relation to any existing legal proceedings; or

(2)	any regulatory body conducts any new material Inquiry or public action against a Group Member or makes, or communicates any intention to make, any materially adverse finding, ruling, order or determination against a Group Member;

(l)	(change of control) a transaction is announced (including without limitation a scheme of arrangement, reconstruction or takeover bid under the Corporations Act), whether by the Company or by another person, which, if implemented, would result in a person and their associates acquiring voting power in the Company of 50% or more and which in the opinion of the Underwriters has reasonable prospects of success;

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(m)	(listing) ASX announces that the Company will be removed from the official list or that any CDIs will be delisted or suspended from quotation by ASX;

(n)	(offences by Directors) any of the following occurs:

(1)	a Director of the Company is charged with an indictable offence;

(2)	any Government Agency commences any public action against a Director of the Company or announces that it intends to take any such action; or

(3)	any Director of the Company is disqualified from managing a corporation under the Corporations Act.

(o)	(insolvency) the Company or a Group Member is Insolvent or there is an act or omission which may result in the Company or a Group Member becoming Insolvent;

(p)	(capital structure) other than as permitted by this Agreement, the Company alters its capital structure or Constitution without the prior written consent of the Underwriters;

(q)	(ASX approval) unconditional approval (or conditional approval, provided such condition would not, in the reasonable opinion of the Underwriters, have a Material Adverse Effect on the success or settlement of either component of the Offer) by the ASX for Official Quotation of:

(1)	in the case of the Institutional Offer CDIs, is refused, or is not granted, by the Institutional Offer Allotment Date, or withdrawn on or before the earlier of the Institutional Offer Allotment Date or ASX makes an official statement to any person or indicates to the Company or the Underwriters that Official Quotation of the Institutional Offer CDIs will not be granted;

(2)	in the case of the Retail Offer CDIs, is refused, or is not granted, by the Retail Offer Allotment Date, or withdrawn on or before the earlier of the Retail Offer Allotment Date or ASX makes an official statement to any person or indicates to the Company or the Underwriters that Official Quotation of the Retail Offer CDIs will not be granted; and

(3)	in the case of the Tranche 2 Placement CDIs, is refused, or is not granted, by the Tranche 2 Placement Allotment Date, or withdrawn on or before the earlier of the Tranche 2 Placement Allotment Date or ASX makes an official statement to any person or indicates to the Company or the Underwriters that Official Quotation of the Tranche 2 Placement CDIs will not be granted; and

(r)	(Timetable) subject to clause 3.2, any event specified in the Timetable is delayed for more than one (1) Business Day without the prior written consent of the Underwriters (such consent not to be unreasonably withheld or delayed).

11.2	Reasonableness termination events

Subject to clause 11.3, the Underwriters may, at any time before 4.00pm on the Tranche 2 Placement Settlement Date or such other time as specified below, by notice in writing to the Company specifying the relevant event, terminate its further obligations under this Agreement (without cost or liability to itself) if any of the following events occur:

(a)	(Certificate incorrect) any statement in a Certificate is untrue, inaccurate, incomplete or misleading or deceptive;

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(b)	(hostilities) hostilities not presently existing commence (whether war has been declared or not) or a major escalation in existing hostilities occurs (whether war has been declared or not) involving any one or more of the United States, Australia, Russia, Ukraine, Saudia Arabia, Qatar, the United Arab Emirates, New Zealand, the United Kingdom, North Korea, South Korea, the People’s Republic of China, Japan, Singapore, Iran, Israel or a member state of the European Union or the declaration by any of these countries of a national emergency or war or a major terrorist act is perpetrated anywhere in the world;

(c)	(change of law) there is introduced, or there is a public announcement of a proposal to introduce, into the Parliament of Australia or any State of Australia, or any Federal or State authority of Australia adopts or announces a proposal to adopt a new policy (other than a law or policy which has been announced before the date of this Agreement), any of which does or is likely to prohibit or regulate the Offer, capital issues or stock markets or adversely affects the Group or investors in it;

(d)	(compliance with regulatory requirements) a contravention by the Company or a Group Member of the Corporations Act, the Constitution, the Listing Rules or any other applicable law;

(e)	(U.S. Food and Drug Administration) the U.S. Food and Drug Administration:

(1)	issues any materially adverse finding, determination, warning letter, enforcement action or other materially adverse communication in connection with the cybersecurity incident experienced by the Company on or around 13 February 2026 or indicates that it is likely that it will take such an action; or

(2)	declines to approve the Company’s application on the use of the Santa Clara facility or indicates that such approval is materially delayed beyond currently anticipated timelines;

(f)	(breach) the Company fails to perform or observe any of its obligations under this Agreement;

(g)	(misrepresentation) a representation or warranty made or given by the Company under this Agreement proves to be, or has been, or becomes, untrue or incorrect;

(h)	(market or trading disruption) there is:

(1)	a suspension or material limitation in trading in securities generally or any adverse change or disruption to the existing financial markets, political or economic conditions of Australia, Japan, Hong Kong, Singapore, South Korea, the People’s Republic of China, the United Kingdom, the United States of America, a member state of the European Union, or the international financial markets or any change in national or international political, financial or economic conditions;

(2)	a general moratorium on commercial banking activities is declared by the relevant central banking authority in any of the countries referred to in clause 11.2(h)(1); or

(3)	any adverse change or disruption to the existing financial markets, political or economic conditions of Australia, Japan, Hong Kong, Singapore, South Korea, the People’s Republic of China, the United Kingdom, the United States of America, a member state of the European Union or the international financial markets or any change in national or international political, financial or economic conditions;

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(i)	(change in management) a change in:

(1)	the Chief Executive Officer;

(2)	the Chief Financial Officer, or

(3)	the Chief Corporate Development Officer,

of the Company or in the board of directors of the Company is announced or occurs without the Underwriters’ prior written consent;

(j)	(adverse change) any adverse change occurs, or there is a development involving a prospective adverse change, in the assets, liabilities, financial position or performance, profits, losses or prospects of the Group from those respectively disclosed in any Offer Document or the Public Information or from those respectively disclosed to ASX by the Company prior to the date of this agreement; and

(k)	(Due Diligence Committee Report) the Due Diligence Committee Report or any other information supplied by or on behalf of the Company to the Underwriters is misleading or deceptive (including by omission).

11.3	Reasonableness

(a)	If an event referred to in clause 11.2 occurs, an Underwriter may not exercise its rights to terminate its obligations under this Agreement unless, in the reasonable opinion of that Underwriter, the event:

(1)	has, or is likely to have, a material adverse effect on the success, marketing or settlement of the Offer, the value of the CDIs or the willingness of investors to subscribe for Offer CDIs or the performance of the secondary trading market of the Offer CDIs;

(2)	leads or is likely to lead to:

(A)	a contravention by the Underwriter of, or the Underwriter being involved in the contravention of, the Corporations Act or any other applicable law; or

(B)	a liability of the Underwriter under the Corporations Act or any other applicable law.

(b)	Each of the paragraphs and sub-paragraphs in clause 11.2 must be construed independently and no paragraph or sub-paragraph is to be limited by implications arising from any other paragraph or sub-paragraph.

11.4	Claims

Nothing contained in this clause 11 will prejudice or nullify any claim for damages or other right which the Underwriters or any other Indemnified Party may have against the Company, or which the Company may have against the Underwriter, for or arising out of any breach of covenant, warranty or representation or failure to observe or perform an obligation under this Agreement.

11.5	Notification

The Company must notify the Underwriters in writing immediately after becoming aware that any event specified in clause 11.1 or 11.2 has occurred or is about to occur.

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11.6	Independent construction

Each of the sub-paragraphs in clauses 11.1 and 11.2 must be construed independently and no paragraph or sub-paragraph is to be limited by implications arising from any other paragraph of sub-paragraph.

11.7	Consequences of termination

In the event that an Underwriter terminates its obligations under this Agreement pursuant to clause 2.8 or this clause 11, it will be immediately relieved of its obligations under this Agreement which remain to be performed, but such termination will not limit or prevent the exercise of any other rights or remedies which any of the Parties may otherwise have under this Agreement.

11.8	Underwriters’ rights and powers to terminate

In the event that an Underwriter terminates this Agreement (the Terminating Lead Manager) pursuant to clause 2.8 or this clause 11:

(a)	the obligations of the Terminating Underwriter under this Agreement end, other than obligations or liabilities relating to the period prior to termination; and

(b)	all entitlements of:

(1)	the Terminating Underwriter under this Agreement in respect of the period prior to termination;

(2)	the Terminating Underwriter to be reimbursed for expenses incurred prior to termination; and

(3)	the Terminating Underwriter and the Indemnified Parties to be indemnified under clause 12,

survive.

11.9	Several right to terminate

(a)	Any rights or powers of an Underwriter to terminate may be exercised severally.

(b)	If a Terminating Underwriter terminates this Agreement pursuant to clause 2.8 or this clause 11, each remaining Underwriter (the Remaining Underwriters) may elect (but is not obliged to) by notice in writing to the Company within three Business Days of the Remaining Underwriters becoming aware of the termination by the Terminating Underwriter to:

(1)	take up all the rights (including the right to be paid all amounts which, at the date of termination, are not yet payable to or accrued by the Terminating Joint lead Manager) and perform the remaining obligations of the Terminating Underwriter under this Agreement in equal proportions; or

(2)	with the prior written consent of the Company (such consent not to be unreasonably withheld or delayed) and in agreement with the other Remaining Underwriter, nominate a proposed replacement joint lead manager for the Terminating Underwriter (the Replacement Underwriter), to take up all the rights and assume all the obligations of the Terminating Underwriter under this Agreement subject to an accession deed to this Agreement being signed, sealed and delivered by the Replacement Underwriter, the Company and the Remaining Underwriters (execution of such deed not to be unreasonably withheld or delayed).

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(c)	For the avoidance of doubt, termination by a Terminating Underwriter does not require any of the Remaining Underwriters to assume that Terminating Underwriter's underwriting obligations unless a Remaining Underwriter elects to do so pursuant to clause 11.9(b).

(d)	If one or both of the Remaining Underwriters elect to assume all the rights and obligations of the Terminating Underwriter or one or both of the Remaining Underwriters do not nominate a Replacement Underwriter (with the provision of an executed accession deed by the proposed Replacement Underwriter, the Company and the Remaining Underwriters) in accordance with clause 11.9(b) within the period referred to in clause 11.9(b), then the Remaining Underwriters are deemed to have terminated their remaining obligations under this Agreement on the expiry of that period.

(e)	If one or both of the Remaining Underwriters give notice under clause 11.9(b)(1) the Remaining Underwriter or Underwriters (as the case may be) will take up all the rights and assume the obligations of the Terminating Underwriter under this Agreement, then the Remaining Underwriter or Underwriters (as the case may be), in addition to the fees to which they are entitled under clause 10.1, will also be entitled to a proportion of the relevant fees that would have been payable to the Terminating Underwriter under clause 10.1 if they had not terminated this Agreement, which is equivalent to the proportionate percentage share of the rights and obligations which that Underwriter has elected to assume (such fees not to include any fees already owed to, or accrued by, or otherwise entitled to be received by the Terminating Underwriter in connection with this Agreement or any fees due to any Replacement Underwriter under clause 11.9(f)).

(f)	If the Remaining Underwriters give notice under clause 11.9(b)(2) nominating a Replacement Underwriter under this Agreement and an appropriate accession deed is executed by the Replacement Underwriter, the Company and the Remaining Underwriters, then the Replacement Underwriter will be entitled to the relevant part of the fees that would have been payable to the Terminating Underwriter under clause 10.1 if they had not terminated this Agreement (such fees not to include any fees already owed to, or accrued by, or otherwise entitled to be received by the Terminating Underwriter or any fees due to the Remaining Underwriters under clause 11.9(e) in connection with this Agreement).

(g)	Any provision of this Agreement which refers to the consent of the Underwriters must, following termination by the Terminating Underwriter, be interpreted as referring solely to the Remaining Underwriters or, if applicable the Remaining Underwriters and the Replacement Underwriter.

(h)	Without limiting this clause 11.9, nothing contained in clause 11 will prejudice or nullify any claim for damages or other right which an Underwriter or any other Indemnified Party may have against the Company for or arising out of any breach of undertaking, warranty or representation or failure to observe or perform an obligation under this Agreement.

(i)	If all Underwriters terminate on or before the allotment and issue of the Institutional CDIs referred to in clause 3.10, the Underwriters may notify applicants for Offer CDIs that they have no obligations or rights to subscribe for such Offer CDIs and if all the Underwriters have terminated after allotment and issue of the Institutional CDIs referred to in clause 3.10 but prior to the allotment and issue of Retail CDIs referred to in clause 5, the Underwriters may notify any sub-underwriters, co-managers and brokers to the Offer that they have no further obligations or rights to subscribe for Offer CDIs under the Retail Offer (if any).

(j)	This clause 11.9 may apply on more than one occasion, including if there is more than one termination by an Underwriter.

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12	Indemnity

12.1	Indemnity

Subject to clause 12.2, the Company unconditionally and irrevocably undertakes, to the maximum extent permitted by law, to indemnify and hold harmless each of the Indemnified Parties from and against all Losses directly or indirectly suffered or incurred by, or Claims made against, an Indemnified Party arising out of or in connection with the Offer, the Offer Documents or this Agreement or the appointment of the Underwriters pursuant to this Agreement, including without limitation:

(a)	(Offer Documents) any statement in the Offer Documents or Public Information being misleading or deceptive (including by omission) or the making, conduct, or settlement of the Offer (including Losses or Claims arising out of or in connection with the preparation for, or involvement in, investigations conducted by ASIC or any regulatory authority in relation to the issue of the Offer Documents, Public Information or the Offer);

(b)	(breach) the Company failing to perform or observe any of its obligations or undertakings under this Agreement or any other requirements or obligations binding on them (including statutory or ASX requirements) in respect of the Offer;

(c)	(misrepresentation) any representation or warranty made or given under this Agreement or deemed to have been made or given by the Company under clause 8.1 of this Agreement proving to have been untrue or incorrect;

(d)	(authorised publications) any publication made or distributed by or on behalf of an Indemnified Party in relation to the Offer with the prior approval of the Company or its legal advisers (including any statement in the Offer Documents being misleading or deceptive or any omission from the Offer Documents);

(e)	(issue) the making of the Offer and the issue of the Offer CDIs;

(f)	(regulatory) any review, inquiry or investigation undertaken by ASIC, ASX, the Australian Taxation Office, or any other regulatory office or Government Agency in relation to the Offer or the Offer Documents; or

(g)	(generally) any claim that an Indemnified Party has any liability under the Corporations Act or any other applicable law in relation to the Offer, the issue of the Offer CDIs or this Agreement.

Each of the paragraphs of this clause 12.1 shall be construed independently and no paragraph shall be limited by implications arising from any other paragraph.

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12.2	Extent of indemnity

The indemnity in clause 12.1:

(a)	does not extend to and shall not be deemed to be an indemnity against Losses suffered by, or Claims made against, an Indemnified Party to the extent that those Losses or Claims are finally judicially determined by a court of competent jurisdiction, to have resulted directly from the fraud, wilful misconduct or gross negligence of that Indemnified Party other than to the extent:

(1)	caused, induced or contributed to by the acts or omissions of the Company or its Related Entities; or

(2)	caused or contributed to by that Indemnified Party’s reliance on information contained in the Offer Documents or other information provided by or with the approval of the Company or its officers or employees; and

(b)	is not to be taken to be an indemnity against, any amount in respect of which that indemnity would be illegal, void or unenforceable under applicable law, or which constitutes a criminal penalty or criminal fine which an Indemnified Party is required to pay for any contravention by it of the Corporations Act or any applicable law, except to the extent it is contributed by a Group Member.

12.3	Notice

If an Indemnified Party become aware of any suit, action, proceedings, claim or demand in respect of which an Indemnified Party wishes to claim for indemnification under the indemnity contained in this clause 12, that Indemnified Party must notify the Company of the substance of that matter as soon as reasonably practicable and, in any event, within 20 Business Days of becoming aware.

12.4	Failure to notify

The failure of an Indemnified Party to notify the Company pursuant to clause 12.3 will not release the Company from any obligation or liability which it may have pursuant to this Agreement except that such liability will be reduced to the extent to which the amount the subject of the indemnity under clause 12.1 has materially increased, directly as a result of the failure to so notify.

12.5	Benefits of indemnity

Each Indemnified Party, whether or not a party to this Agreement, will be entitled to the benefit of the provisions in this clause 12 and this clause 12 may be enforced on that Indemnified Party’s behalf by the relevant Underwriter (which holds the benefit of the relevant provisions on trust for the other Indemnified Parties).

12.6	Preservation of rights

Subject to clause 12.2, the rights of an Indemnified Party under this Agreement will not in any way be prejudiced or affected by:

(a)	any involvement by that party in the preparation of the Offer Documents or any Public Information;

(b)	any approval given by that party in relation to any publication distributed in relation to the Offer with the prior approval of the Company or its legal advisers;

(c)	any consent to be named in any Offer Document or any other publication;

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(d)	any knowledge (actual or constructive) acquired by the Indemnified Party after the date of this Agreement of any failure by the Company to perform or observe any of its obligations under this Agreement;

(e)	any termination of this Agreement or any termination by an Underwriter of its obligations under this Agreement pursuant to clauses 2.8 or 11;

(f)	any inaccuracy in or breach or default of any representation, warranty or undertaking made or deemed to have been made by the Company under this Agreement; or

(g)	any other fact, matter or thing which might otherwise constitute a waiver of or in any way prejudice or affect any right of an Indemnified Party.

This clause 12 survives termination of this Agreement.

12.7	Conduct of proceedings

In respect of an Indemnified Claim, the Company will, subject to clauses 12.10, 12.11 and 12.12, be entitled to defend the Indemnified Claim or institute such legal or other proceedings in the name of a Indemnified Party which could result in a reduction of the Loss, and conduct the same under the sole management and control of the Company provided that:

(a)	the Company consults with that Indemnified Party and the Underwriters regarding the appointment of legal counsel;

(b)	the Company acts in good faith towards that Indemnified Party;

(c)	the Company diligently pursues any defence it conducts or any proceedings it takes under this clause 12.7;

(d)	the Company has a reasonable regard to preserving the Underwriters’ respective reputations in conducting the defence of the Claim and in the conduct of any other proceedings and the Underwriters remain satisfied (acting reasonably) that their respective reputations are not threatened by the conduct of the defence by the Company; and

(e)	the Company consults with and keeps the Underwriters and any other relevant Indemnified Party fully informed of the progress of the defence or the prosecution of such proceedings.

12.8	Separate representation

Notwithstanding clause 12.7, an Indemnified Party may engage its own legal or other representation and participate in any proceedings pursuant to this clause 12.

12.9	Obligations of Indemnified Parties

An Indemnified Party, subject only to clauses 12.7 and 12.10, must:

(a)	take such reasonable action as the Company requests to avoid, dispute, resist, appeal, compromise or defend any Indemnified Claim in respect of it;

(b)	not settle any Indemnified Claim without the prior written consent of the Company (such consent not to be unreasonably withheld) unless it has first assumed or reassumed the defence of the Indemnified Claim or instituted such legal or other proceedings by or against it pursuant to clause 12.10;

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(c)	promptly render all reasonable assistance and co-operation to the Company in the conduct of any legal or other proceedings in respect of an Indemnified Claim; and

(d)	do anything reasonably necessary or desirable to ensure that the Company is subrogated to and enjoys the benefit of the rights of the Indemnified Party in relation to any cross-claims and to render such assistance as may be reasonably requested by the Company for that purpose.

12.10	Conditions precedent to Indemnified Parties’ obligations

An Indemnified Party is under no obligation under clause 12.9, at the time the Company requests that Indemnified Party to take any action:

(a)	unless the Company agrees, to indemnify that Indemnified Party against all Loss incurred by that Indemnified Party in taking the action required, as and when they fall due, including legal costs and disbursements of its lawyers on a full indemnity basis and the cost of any involvement of any officers of the Underwriters or the Indemnified Party at normal commercial rates;

(b)	if the taking of that action would, in the reasonable opinion of the Indemnified Party, be likely to damage the Indemnified Party’s or an Underwriter’s reputation or standing;

(c)	unless the Company provides adequate security for all of the costs referred to in clause 12.10(a) and pays such costs as they arise; and

(d)	unless the Company satisfies, and continues to satisfy, the Indemnified Party of its financial ability to indemnify the Indemnified Party.

12.11	No settlement without consent

The Company must not settle, compromise or consent to the entry of any judgement in relation to any Indemnified Claim or instruct the Indemnified Party to do so unless it obtains the prior written consent of the Underwriters and any relevant Indemnified Parties, or the settlement, compromise or consent:

(a)	includes an unconditional release of the Indemnified Parties from all liability arising out of the proceeding; and

(b)	does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of the Indemnified Parties.

12.12	Right to assume control of proceedings

An Indemnified Party has a right at any time to reassume any legal or other proceedings defended or instituted by the Company in the name of that Indemnified Party (Reassumed Claim). If an Indemnified Party does this:

(a)	it will have the right to conduct the same under its sole management and control and will have absolute discretion with regard to the conduct of those proceedings including any decision to settle, compromise or consent to the entry of any judgment in relation to any Reassumed Claim the subject of those proceedings but in doing so, will act reasonably and consult with and take account of the views of the Company so far as is reasonably possible;

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(b)	the indemnity given by the Company under clause 12.1 applies in respect of any Losses directly or indirectly suffered by that Indemnified Party in respect of the Reassumed Claim; and

(c)	the Company must:

(1)	render all reasonable assistance and cooperation to the Indemnified Party in the conduct of any Reassumed Claim; and

(2)	do anything reasonably necessary or desirable to ensure that the Indemnified Party is subrogated to and enjoys the benefits of the rights of the Company in relation to any cross claims.

Without in any way limiting clause 12.1, if the Company initiates, defends or takes any proceedings as described in clause 12.7, it must indemnify the Indemnified Parties who are parties to, or the subject of, the proceedings, in respect of all Losses incurred by those Indemnified Parties in relation to the claim the subject of the proceedings or to any Losses resulting from those proceedings.

12.13	Contractual contribution

If for any reason the indemnities contained in this clause 12 are unavailable or insufficient to fully indemnify any Indemnified Party against any Indemnified Claim (other than as a result of the operation of clause 12.2) then the Company and the Indemnified Party agree to contribute to the relevant Indemnified Claim in accordance with clauses 12.13 to 12.15 in all cases to the maximum extent allowed by law.

12.14	Proportional contribution

The respective proportional contribution of the Company (on the one hand) and the Indemnified Party (on the other hand) in relation to an Indemnified Claim will be as agreed by the Company and the Indemnified Party (and failing agreement as determined by a court of competent jurisdiction) having regard to:

(a)	the participation in, instigation of, or other involvement of the Company on the one hand (in relation to the proportional contribution of the Company) and the Indemnified Party on the other hand (in relation to the proportional contribution of the Indemnified Party) in the act complained of;

(b)	the Indemnified Party’s and the Company’s relative intent, knowledge, access to information and opportunity to correct any untrue statement or omission; and

(c)	the benefits received by each of the Company, and the Indemnified Party.

12.15	No excess contribution

The Company agrees with the Indemnified Parties that in no event will the Indemnified Parties be required to contribute under clause 12.13 to any Indemnified Claim an aggregate amount that exceeds the commission and fees paid to their respective associated Underwriter under clause 10.

12.16	Acknowledgement

The Company acknowledges that the services provided under this Agreement are provided by the Underwriters and any recourse of the Company is to the Underwriters rather than their Related Entities.

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12 Indemnity

12.17	Right to reimbursement by the Company

If an Indemnified Party pays an amount in relation to an Indemnified Claim where it is entitled to contribution from the Company under this clause 12, the Company agrees to promptly reimburse the Indemnified Party for that amount.

12.18	Right to reimbursement by the Indemnified Party

If the Company pays an amount in relation to an Indemnified Claim where it is entitled to contribution from an Indemnified Party under this clause 12, the Indemnified Party or its associated Underwriter agrees to promptly reimburse the Company for that amount.

12.19	No Claims against Indemnified Parties

(a)	The Company agrees that no Claims may be made by it or any of its Related Entities against any Indemnified Party, and the Company (on behalf of itself and each of its Related Entities) unconditionally and irrevocably releases and discharges each Indemnified Party from any Claim, including in negligence, that may be made by it or any of its Related Entities to recover from any Indemnified Party any Losses including any consequential or indirect losses incurred or sustained by the Company or any of its Related Entities arising directly or indirectly as a result of:

(1)	the participation of that Indemnified Party in any transaction or proposal contemplated by this Agreement;

(2)	the engagement of the Underwriters pursuant to this Agreement; or

(3)	the Offer, the Offer Documents or the performance by the Indemnified Party of the services contemplated by this Agreement,

except in relation to matters where, and to the extent that, those Losses are finally judicially determined by a court of competent jurisdiction to have resulted directly from the fraud, wilful misconduct or gross negligence by that Indemnified Party other than to the extent:

(4)	caused, induced or contributed to by the acts or omissions of the Company or its Related Entities; or

(5)	caused or contributed to by an Indemnified Party’s reliance on information contained in the Offer Documents or other information provided by or with the approval of the Company or its officers or employees.

(b)	The Company agrees that the Indemnified Parties are not liable in any circumstance for any loss of profits or any other special, indirect or consequential loss (including any loss of profit or anticipated profit, fines or penalties, loss of business or anticipated savings, business interruption, loss of goodwill or loss of bargain or opportunity) or damages, even if they are advised of the possibility of such loss or damages and irrespective of whether any claim for loss or damages is made in negligence, for breach of contract or otherwise.

(c)	In any event, the Company agrees that no proceedings may be taken against any Related Entity of an Underwriter arising out of or in connection with the Offer Documents, the Offer or this Agreement or the appointment of the Underwriters pursuant to this Agreement.

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12 Indemnity

(d)	The Company must not make, and must procure that none of its Related Entities makes, a Claim against an Indemnified Party that is the subject of a release or an exclusion contained in this clause 12.19.

(e)	The Company agrees that any release or exclusion provided in this clause 12.19 may be pleaded as a bar to any Claim commenced now or taken at any time by the Company against any Indemnified Party, or any person on behalf of the Company, with respect to or in any way connected with the subject matter of that release or exclusion even if the release or exclusion prove to be ineffective for any reason.

(f)	Each Underwriter holds the benefit of the:

(1)	indemnity in clause 12.1;

(2)	release in clause 12.19(a);

(3)	covenant not to sue in clause 12.19(c); and

(4)	bar to any Claim in clause 12.19(e),

on its own behalf and on trust for its associated Indemnified Parties.

12.20	Relevant Limitation

(a)	The Company will promptly notify the Underwriters of any arrangements which limit the extent to which the Company may claim against any third party or third parties in connection with the Offer (Relevant Limitation). Where Loss is suffered by the Company for which an Underwriter would otherwise be liable with any third party to the Company, the extent to which such Loss will be recoverable by the Company from that Underwriter will:

(1)	be limited so as to be in proportion to that Underwriter’s contribution to the overall fault for such Loss, as agreed between that Underwriter and the Company or, in the absence of agreement, as finally judicially determined by a court of competent jurisdiction; and

(2)	be no more than it would have been had any Relevant Limitation not existed.

(b)	Where any damage or Loss is suffered by an Underwriter arising from a liability which, but for a Relevant Limitation or any limitation on the extent to which that Underwriter may claim against a third party or parties which binds that Underwriter, would be a joint or joint and several liability of that Underwriter with any third party, the Company’s indemnity under clause 12.1 will cover any amount which that Underwriter is unable to recover from the third party or third parties because of the Relevant Limitation.

(c)	The Company acknowledges that the degree to which the Underwriters may rely on the work of any such third party (if any) will be unaffected by any Relevant Limitation.

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13 Goods and services tax (GST)

12.21	Claims under U.S. Law

Notwithstanding the limitations to the indemnity set out in clause 12.2 and the release set out in clause 12.19(a), such limitations will not apply in respect of any Claims under U.S. Law, to the extent that such Losses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Offer Documents or any supplement or amendment thereto, or in any information made public by the Company on ASX or otherwise provided to one or more investors (either specifically or generally) by, or with the approval of, the Company in connection with the Offer or otherwise, or arise out of or are based upon the omission or alleged omission of a material fact necessary in order to make the statements therein, taken together with ASX and all other public disclosures of the Company, in the light of the circumstances under which they were made, not misleading. For purposes of this clause 12.21, "U.S. Law" means the U.S. Securities Act, the U.S. Exchange Act, rules and regulations of the U.S. Securities and Exchange Commission, common law in the United States and any other applicable laws, rules or regulations of the United States or any state or government authority or agency thereof or therein.

13	Goods and services tax (GST)

13.1	Amounts exclusive of GST

Unless otherwise expressly stated, all amounts or consideration to be provided under or in accordance with this Agreement are expressed exclusive of GST.

13.2	Supply subject to GST

If an Underwriter is or becomes liable to pay an amount of GST in respect of any supply under or in connection with this Agreement (including, without limitation, the supply of any Services), then, in addition to any fee or other amount or consideration payable to that Underwriter in respect of the supply, that Underwriter is entitled to be paid an additional amount on account of the additional GST equal to the additional GST that that Underwriter has become liable to pay in respect of the services on delivery of a tax invoice in respect of that supply.

14	Notices

14.1	Form

Unless expressly stated otherwise in this Agreement, all notices, certificates, consents, approvals, waivers and other communications in connection with this Agreement (Notices) must be in writing, signed by an authorised officer of the sender and marked for the attention of the person identified in Schedule 1 for the recipient or, if the recipient has notified otherwise, then marked for attention in the way last notified.

14.2	Delivery

Notices must be:

(a)	left at the address set out or referred to in Schedule 1;

(b)	sent by prepaid ordinary post (airmail if appropriate) to the address set out or referred to in Schedule 1; or

(c)	sent by email to the nominated email address set out or referred to in Schedule 1.

However, if the intended recipient has notified a changed postal address or changed email address, then the communication must be to that address or number.

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15 Acknowledgments

14.3	When effective

Notices take effect from the time they are received or deemed to be received under this clause 14 unless a later time is specified.

14.4	Receipt – address

Subject to clause 14.7, if left at an address, Notices are taken to be received at the time the Notice is left at the address.

14.5	Receipt – post

Subject to clause 14.7, if sent by post, Notices are taken to be received three days after posting.

14.6	Receipt – email

Subject to clause 14.7, if sent by email, Notices are taken to be received at the time the email is sent by the sender unless the sender received an automated message that the email has not been delivered or that the recipient is unavailable.

14.7	Receipt outside business hours

If a Notice is received:

(a)	after 5.00pm on a Business Day, or at any time on a day which is not a Business Day, the Notice is deemed to be received at 9.00am on the next Business Day; or

(b)	before 9.00am on a Business Day, the Notice is deemed to be received at 9.00am on that Business Day.

15	Acknowledgments

15.1	Acknowledgments

The Company acknowledges that:

(a)	the Underwriters are not required to give tax, legal, regulatory, accountancy or other specialist or technical advice in connection with the Offer;

(b)	while the Underwriters will participate in the due diligence investigations in connection with the Offer, the Company will rely on its own expertise and on that of specialist legal, accounting and tax advisers in respect of that due diligence;

(c)	any advice, whether written or oral, given by the Underwriters to the Company or any communications between the Underwriters and the Company can only be used and relied on by the Company and may not be used or relied on by any third party and may not, except to the extent required by law, be disclosed to any third party without the prior written approval of the Underwriters (other than to the Company’s professional advisers who may place no reliance on such advice);

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15 Acknowledgments

(d)	an Underwriter is not obliged to disclose to the Company or utilise for the benefit of the Company, any non-public information which that Underwriter obtains in the normal course of its business where such disclosure or use would result in a breach of any obligation of confidentiality or any internal information management or Chinese wall policies of that Underwriter;

(e)	without prejudice to any claim the Company may have against an Underwriter, no proceedings may be taken against any Related Entity of that Underwriter in respect of any claim that the Company may have against that Underwriter;

(f)	it is contracting with the Underwriters on an arms-length basis to provide the services described in this Agreement and the Underwriters have not and are not assuming any duties or obligations (fiduciary or otherwise) other than those expressly set out in this Agreement;

(g)	in providing the services, the Underwriters will rely on the information provided to them by or on behalf of the Company and information in the public domain without having independently verified the same, and the Underwriters do not assume any responsibility for the accuracy or completeness of such information for which the Company will be solely responsible; and

(h)	each of the Underwriters have information management arrangements, and may have information barriers in place, which are designed to protect the confidentiality of clients’ information so that confidential information of one client is not used for the benefit of another client and accordingly, each of the Underwriters’ obligations only apply to the extent of the knowledge of its officers, partners and employees who are directly involved in the Offer and the transactions contemplated by it and which is acquired acting in relation to the Offer and the transactions contemplated by it.

15.2	Agreements

(a)	The parties agree to keep the terms of this Agreement confidential other than any information which is required by law or the listing rules of a securities exchange applicable to the Company to be included in the Offer Documents or any other information which is required to be disclosed by law, to any Government Agency or in connection with any judicial or administrative process (including in the Appendix 3B and Appendix 2As which are required to be lodged with ASX in connection with the Offer).

(b)	Each of the Company and each Underwriter agrees that it is solely responsible for making its own independent judgements with respect to the Offer.

(c)	The Company acknowledges and agrees that:

(1)	each of the Underwriters, in providing services to the Company in connection with the Offer, including in acting pursuant to the terms of this Agreement, has acted and is acting as independent contractor and not as a fiduciary and the Company does not intend for any Underwriter to act in any capacity other than independent contractor, including as a fiduciary, or in any other position of higher trust and nothing in this Agreement or the nature of the services whether before or after the date of this Agreement creates a fiduciary relationship between an Underwriter and the Company or any of their CDI Holders, creditors, employees or any other party;

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16 General

(2)	each of the Underwriters are full service securities firms and each of them, along with their respective Affiliates, are engaged in various activities, including underwriting, lending and financing securities trading, investment management, financial advisory services, principal investment, research financing and brokerage activities and financial planning and benefits counselling for a wide variety of clients and counterparties, corporate, governmental, institutions and individuals; and

(3)	in the ordinary course of each of their respective activities, the Underwriters and their respective Related Bodies Corporate may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own accounts or the accounts of each of their customers, in debt or equity securities or senior loans of the Company, any of its related parties or any third party that may be involved in the Offer from which conflicting interests or duties may arise and therefore, conflicts may arise between the obligations of the Underwriters under this Agreement and other interests or duties of the Underwriters and their respective Related Bodies Corporate.

16	General

16.1	Discretion in exercising rights

A Party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions) unless this Agreement expressly states otherwise.

16.2	Partial exercising of rights

If a Party does not exercise a right or remedy fully or at a given time, the Party may still exercise it later.

16.3	No liability for loss

A Party is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy under this Agreement.

16.4	Conflict of interest

The Parties’ rights and remedies under this Agreement may be exercised even if this involves a conflict of duty or a Party has a personal interest in their exercise.

16.5	Remedies cumulative

The rights and remedies provided in this Agreement are in addition to other rights and remedies given by law independently of this Agreement.

16.6	Variation and waiver

A provision of this Agreement or a right created under it, may not be waived or varied except in writing, signed by the Party or Parties to be bound.

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16 General

16.7	Indemnities, warranties and releases

Each warranty, indemnity and release in this Agreement are continuing obligations, independent from the other obligations of the Company under this Agreement and continue after this Agreement ends. It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity under this Agreement.

16.8	Time is of the essence

Time is of the essence in this Agreement.

16.9	Further assurances

Each Party agrees, at its own expense, on the request of the other Parties, to do everything reasonably necessary to give effect to this Agreement and the transactions contemplated by it, including, but not limited to, the execution of documents.

16.10	Enforceability

For the purpose of this Agreement, each Underwriter is taken to be acting as agent and trustee on behalf of and for the benefit of all of its respective associated Indemnified Parties and all of those persons are to this extent taken to be Parties to this Agreement.

16.11	Entire agreement

(a)	Subject to clause 16.11(b), this Agreement contains the entire agreement of the Parties with respect to its subject matter. It sets out the only conduct relied on by the Parties and supersedes all earlier conduct by the Parties with respect to the Offer.

(b)	The Parties acknowledge that the Joint Lead Managers entered into the Mandate Letter, which deals with the initial appointment or mandating of the Joint Lead Managers as lead managers of the Offer. In the event of any inconsistency between this Agreement and the Mandate Letter, this Agreement will prevail to the extent of that inconsistency. The Mandate Letter otherwise remains in full force and effect.

16.12	Amendment

This Agreement may be amended by the Parties (including in a manner that adversely affects the interests of the Indemnified Parties) without obtaining the consent of the Indemnified Parties.

16.13	Severability

If the whole or any part of a provision of this Agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this Agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this Agreement or is contrary to public policy.

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16 General

16.14	Assignment

The rights and obligations of each Party under this Agreement cannot be assigned without the prior written consent of the other parties which consent can be withheld in that Party’s absolute discretion.

16.15	Counterparts

This Agreement may consist of a number of copies, each signed by one or more parties to the Agreement. If so, the signed copies are treated as making up the one document and the date on which the last counterpart is executed will be the date of the Agreement.

16.16	Relationship between the Underwriters

(a)	The role, rights and obligations of the Underwriters under this Agreement are several and not joint or joint and several, and no Underwriter is liable for the default of the other.

(b)	No Underwriter (or its associated Indemnified Parties) is liable for the acts or omissions of, or advice given by, the other Underwriter (or its associated Indemnified Parties).

(c)	Nothing contained or implied in this Agreement constitutes an Underwriter as the partner, agent or representative of the other Underwriters for any purpose or creates any partnership, agency, fiduciary relationship, or trust between the Underwriters. No Underwriter has any authority to bind the other.

(d)	Any reference to the Underwriters in this Agreement is a reference to each Underwriter separately so that, for example, a representation, warranty or undertaking is given by each of them separately.

(e)	Where the consent or approval of the Underwriters is required under this Agreement, that consent or approval must be obtained from each Underwriter. Each Underwriter may provide or withhold its consent or approval in its sole and absolute discretion.

(f)	Each Underwriter holds and may exercise individually, the terms of their appointment pursuant to this Agreement together with each Underwriter’s rights, powers and benefits of their appointment.

(g)	When the Underwriters have any joint rights or powers under this Agreement, those rights or powers must be exercised with the agreement of all Underwriters.

16.17	Governing law

(a)	This Agreement and the transactions contemplated by it are governed by the law in force in Victoria, except that the interpretation of clause 12.21 shall be governed by and construed in accordance with the laws of the state of New York, including United States federal law as interpreted therein, without regard to any conflict of laws principles that would indicate the applicability of the laws of any other jurisdiction. Each Party submits to the non-exclusive jurisdiction of the courts of Victoria and the state of New York (solely with respect to Claims under clause 12.21), as applicable, and any court that may hear appeals from any of those courts for any proceedings in connection with this Agreement, as applicable, and waives any right it might have to claim that those courts are an inconvenient forum.

(b)	Service of process in connection with any such proceedings or Claim in the State of New York may be served on the Company by the same methods as are specified for the giving of notices under clause 14.

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17 Definitions

17	Definitions

The following words have these meanings in this Agreement unless the contrary intention appears.

Term	Meaning
Affiliate

has the meaning given to that term in Rule 501(b) under the US Securities Act and also means, in respect of any person, any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person; ‘control’ (including the terms ‘controlling’, ‘controlled by’ and ‘under common control with’) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of securities, by contract or agency or otherwise.

Agreement	this agreement.
Announcement Date	the Announcement Date referred to in the Timetable as it may be varied under clause 3.2.
Appendix 2A	a document required under the Listing Rules to be lodged with ASX to apply for quotation of new securities.
Appendix 3B	the document required under the Listing Rules to be lodged with ASX to announce a new securities issue.
Application Monies	the application money delivered by Retail CDI Holders from whom a Valid Application is received by the Company to the Registry in respect of a Valid Application for Retail Offer CDIs.
ASIC	the Australian Securities & Investments Commission.
ASIC Instruments	the ASIC Corporations (Non-Traditional Rights Issues) Instrument 2026/98 and ASIC Corporations (Offers of CHESS Depository Interests) Instrument 2025/180.
ASIC Modifications

a modification to, or exemption from, the Corporations Act required to be obtained by the Company from ASIC to enable it to conduct the Offer in compliance with the Corporations Act and as described in the Offer

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17 Definitions

Term	Meaning
Documents, and including, where the context permits, exemptions or modifications made by class orders or instruments.
ASX	ASX Limited (ABN 98 008 624 691) and, where the context requires, its Related Bodies Corporate or the financial market operated by ASX Limited.
ASX Announcement	an ASX announcement regarding the Offer.
ASX Settlement	ASX Settlement Pty Limited (ABN 49 008 504 532).
ASX Settlement Operating Rules	the settlement rules of ASX Settlement as amended or replaced from time to time.
ASX Waivers

any waivers, confirmations and/or approvals necessary to be obtained by the Company to enable it to conduct the Offer as contemplated in this Agreement in compliance with the Listing Rules, including approval of the Timetable.

Authorisation

1    an authorisation, consent, license, declaration, approval, exemption, notarisation or waiver, however it is described; and

2    in relation to anything that could be prohibited or restricted by law if a Government Agency acts in any way within a specified period, the expiry of that period without that action being taken, including any renewal or amendment of any of the above.

Bookbuild	the bookbuild process conducted by the Underwriters between the Bookbuild Opening Date and the Bookbuild Closing Date in accordance with clause 4.3(a)(2).
Bookbuild Closing Date	the date specified as such in the Timetable as it may be varied under clause 3.2.
Bookbuild Opening Date	the date specified as such in the Timetable as it may be varied under clause 3.2.
BPAY	the bill payment service provided by Australian banks, building societies and credit unions registered with the BPAY scheme.
Brandon Capital Pre- Commitment Letter	the binding pre-commitment letter between the Underwriters and BCP3 PTY LTD – BCP3 Corporate Trading A/C.

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17 Definitions

Term	Meaning
Business Day	has the meaning given to that expression in the Listing Rules.
CDIs	CHESS Depositary Interests, with ten CHESS Depositary Interests representing a beneficial interest in one share of common stock in the Company.
CDI Holders	holders of CDIs in the Company.
Certificate	certificate in the form, and which certifies the matters set out, in Schedule 3 signed by: 1 two directors of the Company; or 2 one director and one secretary of the Company.
CHESS	the Clearing House Electronic Subregister System.
CHESS Rules

the ASX Settlement Operating Rules and the provisions of the Corporations Act and Listing Rules concerning the electronic share registration and transfer system as and to the extent that they apply to the Offer.

Claim

any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent whether at law, in equity, under statute or otherwise.

Cleansing Notice	the Entitlement Offer Cleansing Notice or a Placement Cleansing Notice.
Completion	will occur when all of the Offer CDIs to be issued under the Offer in accordance with this Agreement have been issued by the Company in accordance with the Offer.
Confirmation Letter

the confirmation letters sent by the Underwriters to Institutional CDI Holders and Institutional Investors confirming their subscription for Offer CDIs under the Institutional Offer and the Tranche 2 Placement, which include the details necessary to permit settlement on a DvP basis to occur through CHESS in respect of such Offer CDIs on the Institutional Offer Settlement Date (in respect of the Institutional Offer) and the Tranche 2 Placement Settlement Date (in respect of the Tranche 2 Placement) and incorporate relevant representations, warranties and agreements from the Master ECM Terms available on the AFMA website (www.afma.com.au), substantially in the form prepared by the Underwriters and approved by the Company (and as may be subsequently amended by mutual agreement between the Underwriters and the Company).

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17 Definitions

Term	Meaning
Constitution	the amended and restated bylaws of the Company.
Corporations Act	the Corporations Act 2001 (Cth) as amended or relived by the ASIC Instrument or any applicable ASIC instrument, policy statement, practice note or other instrument.
Corrective Statement

1    in the case of an Entitlement Offer Cleansing Notice which is Defective, a notice given to ASX in accordance with section 708AA(10) of the Corporations Act to correct that Defective Entitlement Offer Cleansing Notice; or

2    in the case of a Placement Cleansing Notice which is Defective, a notice given to ASX in accordance with section 708A(9) of the Corporations Act to correct a Defective Placement Cleansing Notice.

Costs	any costs, charges or expenses.
Defective

1    in the case of the Entitlement Offer Cleansing Notice, if it is defective within the meaning of section 708AA(11) of the Corporations Act; and

2    in the case of a Placement Cleansing Notice, if it is defective within the meaning of section 708A(10) of the Corporations Act.

Designated Bank Account	one or more accounts established by, or on behalf of, the Company for the purpose of receiving Application Monies.
Directors	the directors of the Company.
Due Diligence Committee	the due diligence committee established to undertake due diligence investigations and enquiries in connection with the Offer and preparation of the Offer Documents.
Due Diligence Planning Outline	the document outlining the due diligence program adopted by the Due Diligence Committee in relation to the Offer and the Offer Documents.
Due Diligence Process

the due diligence process and procedures established in relation to the Offer and the Offer Documents and summarised in the Due Diligence Planning Outline adopted by the Due Diligence Committee and, where appropriate, includes the Due Diligence Planning Outline and the relevant reports and findings resulting from that process.

Due Diligence Report	the report of the Due Diligence Committee in relation to the Offer, as outlined in the Due Diligence Planning Outline.

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17 Definitions

Term	Meaning
Eligible Entitlement Offer CDI Holder	a CDI Holder who is not an Excluded CDI Holder.
Encumbrance

any mortgage, lien, charge, pledge, assignment by way of security, security interest, title retention, preferential right or trust arrangement, Claim, covenant, profit a prendre, easement or any other security arrangement or any other arrangement having the same effect.

Entitlement	in respect of an Eligible Entitlement Offer CDI Holder, its entitlement to be issued Entitlement Offer CDIs under the Entitlement Offer.
Entitlement and Acceptance Form	a personalised entitlement and acceptance form to subscribe for Offer CDIs.
Entitlement Offer

the pro rata accelerated non-renounceable entitlement offer of CDIs to Eligible Entitlement Offer CDI Holders entitling each such CDI Holder to subscribe at the Offer Price for 1 CDI for every 2 CDIs held by that CDI Holder at 7.00pm on the Record Date, the offer in the Institutional Bookbuild of Entitlement Offer CDIs not taken up by Institutional CDI Holders or attributable to Institutional CDI Holders that are Excluded CDI Holders, the offer of Institutional Shortfall CDIs and Retail Shortfall CDIs, and any issue of CDIs under clause 4.5.

Entitlement Offer Cleansing Notice	the notice given to ASX by the Company under section 708AA(2)(f) in respect of the Entitlement Offer, meeting the requirements of section 708AA(7) as modified by the ASIC Instrument.
Entitlement Offer CDIs	the new CDIs to be offered under the Entitlement Offer.
Excluded Information	has the meaning given in clause 8.1(i).
Excluded Institutional CDI Holders

CDI Holders as at 7.00pm on the Record Date, that are Institutional Investors outside the jurisdictions to which the Institutional Offer will be extended (being Australia, New Zealand, Hong Kong, Singapore and the United Kingdom), who the Company or the Underwriters determine (under ASX Listing Rule 7.7.1(a)) should not receive an offer under the Entitlement Offer.

Excluded Retail CDI Holders

CDI Holders as at 7.00pm on the Record Date in any jurisdiction outside Australia and New Zealand, including CDI Holders who act for the account or benefit of persons in any jurisdiction outside Australia and New Zealand, who are not Institutional CDI Holders or Excluded Institutional CDI Holders, and who the Company or the Underwriters determine (under ASX Listing Rule 7.7.1(a)) should not receive an offer under the Entitlement Offer.

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17 Definitions

Term	Meaning
Excluded CDI Holder	Excluded Institutional CDI Holders and Excluded Retail CDI Holders.
Extraordinary General Meeting	the special meeting of stockholders of the Company to be convened for the purpose of approving the issue of the Tranche 2 Placement CDIs.
Government Agency

any governmental, semi-governmental, administrative, judicial or quasi-judicial body, department, commission, authority, tribunal, agency or entity, including but not limited to ASX, ASIC, AUSTRAC, ACCC and the Takeovers Panel.

Group

the Company, its Related Bodies Corporate and any entity that the Company controls for the purpose of section 50AA of the Corporations Act or any other entity which is consolidated in the consolidated financial statements of the Company.

Group Member	the Company and any other company, trust or other entity included in the Group.
GST	has the same meaning as in the GST Law.
GST Law	has the meaning given to that term in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) and any other Act or regulation relating to the imposition or administration of GST.
Indemnified Claim	any Claim made against an Indemnified Party in respect of which that Indemnified Party has a right to be indemnified by the Company under clause 12.
Indemnified Parties	each Underwriter and their respective Related Entities.
Inquiry

an actual or threatened investigation, inquiry or proceeding, in relation to the Offer, Offer Documents, the Company or any of the Company’s officers or directors, or any investigation, inquiry, order, action, suit, charge, investigation or other proceedings (whether commenced, announced or threatened) by ASIC, ASX or any other Government Agency or any litigation proceedings in relation to the Offer, Offer Documents, the Company or any of the directors of the Company (in their capacity as such).

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17 Definitions

Term	Meaning
Insolvent

A person is Insolvent if:

1    it is (or states it is) an insolvent under administration or insolvent (each as defined in the Corporations Act); or

2    it is in liquidation, in provisional liquidation, under administration or wound up or it has had a controller appointed to its property; or it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this Agreement); or

3    an application or order has been made (and in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of (1), (2) or (3) above; or

4    it is taken (under section 459F(1)) to have failed to comply with a statutory demand; or

5    it is the subject of an event described in section 459C(2)(b) or section 585 (or it makes a statement from which another Party to this Agreement reasonably deduces it is so subject); or

6    it is otherwise unable to pay its debts when they fall due; or

7    something having a substantially similar effect to (1) to (6) happens in connection with that person under the law of any jurisdiction.

Institutional CDI Holders

CDI Holders whom the Underwriters determine (in their absolute discretion) have successfully received an offer to subscribe for Entitlement Offer CDIs under the Institutional Offer on the basis that they are Institutional Investors, including where the offer is made to a person for whom the CDI Holder holds CDIs.

Institutional Entitlement Offer	the offer of Entitlement Offer CDIs to Institutional CDI Holders and other Institutional Investors under the Bookbuild, including the Bookbuild.
Institutional Investor

a person whom an Underwriter reasonably believes to be a person:

1    in the case of a person with a registered address in Australia, who is an “exempt investor” as defined in the ASIC Instrument;

2    if in the United States, QIBs; or

3    if outside Australia, investors who are not U.S. Persons and are not acting for the account or benefit of U.S. Persons, Hong Kong, New Zealand, Singapore, or the United Kingdom, to whom offers for issue of CDIs may lawfully be made, consistent with the advice from the Company’s international counsel, without the need for a lodged product disclosure statement, prospectus or other disclosure document or other lodgement, registration, filing with or approval by a Government Agency (other than one with which the Company is willing, in its absolute discretion, to comply), in each case who has been approached by the Underwriters in their absolute discretion.

Underwriting Agreement	page 65

17 Definitions

Term	Meaning
Institutional Offer	the Institutional Entitlement Offer and the offer of Tranche 1 Placement CDIs to Institutional CDI Holders and other Institutional Investors under the Bookbuild.
Institutional Offer Acceptance CDIs

the Institutional Offer CDIs for which Valid Applications are received by the Company or the Underwriters on behalf of the Company by the time specified by the Company or the Underwriters on the Institutional Offer Closing Date.

Institutional Offer Allotment Date	the date referred to as the Institutional Offer Allotment Date in the Timetable as it may be varied under clause 3.2.
Institutional Offer Allotment Date Report	a report setting out the allotments and issues of Offer CDIs that were made on the Institutional Offer Allotment Date.
Institutional Offer Closing Date	the date referred to as the Institutional Offer Closing Date in the Timetable as it may be varied under clause 3.2.
Institutional Offer Opening Date	the date referred to as the Institutional Offer Opening Date in the Timetable as it may be varied under clause 3.2.
Institutional Offer Proceeds

the amount which is the aggregate of:

1    the Offer Price multiplied by the total of the number of Institutional Offer Acceptance CDIs and the number of Institutional Offer Shortfall CDIs (in respect of the Entitlement Offer only); and

2    the Offer Price multiplied by the total of the number of Institutional Offer Acceptance CDIs and the number of Institutional Offer Shortfall CDIs (in respect of the Tranche 1 Placement only).

Institutional Offer Settlement Date	the date referred to as the Institutional Offer Settlement Date in the Timetable as it may be varied under clause 3.2.
Institutional Offer CDIs

the Entitlement Offer CDIs offered to Institutional CDI Holders, the Entitlement Offer CDIs and Tranche 1 Placement CDIs offered to other Institutional Investors under the Institutional Offer and includes the Institutional Offer Shortfall CDIs.

Underwriting Agreement	page 66

17 Definitions

Term	Meaning
Institutional Offer Shortfall CDIs	the number of Institutional Offer CDIs less the number of Institutional Offer Acceptance CDIs.
Invalid Applications	an Entitlement and Acceptance Form which has been delivered to the Registry but which is not a Valid Application for whatever reason.
Investor Presentation	the presentation entitled “Investor Presentation” dated on or about the Announcement Date in respect of the Offer to be released to ASX by the Company on the Announcement Date.
Listing Rules	the official listing rules of ASX as waived or modified by ASX in respect of the Company or the Offer from time to time.
Losses	all Claims, demands, damages, losses, costs, charges, expenses and liabilities.
Mandate Letter	the mandate letter between the Company and the Underwriters, dated 26 May 2026, which deals with the initial appointment or mandating of the Joint Lead Managers as lead managers of the Offer.
Material Adverse Effect

a material adverse change or effect in:

1    the general affairs, business, operations, assets, liabilities, financial position or performance, profits, losses, prospects, earnings position, shareholder's equity, or results of operations of the Group or otherwise (taken as a whole) from that disclosed in the Offer Documents; or

2    the success, marketing or settlement of the Offer.

Material Financing Arrangements	has the meaning given in clause 8.1(gg).
Notice of Meeting	the notice of special meeting to stockholders of the Company for the Extraordinary General Meeting.
Offer	the Entitlement Offer and the Placement.
Offer Amount	approximately $150 million.
Offer Documents	an offer document issued or published by or on behalf of the Company in respect of the Offer, including: 1 the Investor Presentation;

Underwriting Agreement	page 67

17 Definitions

Term	Meaning

2    the ASX Announcement;

3    the Retail Offer Booklet;

4    the Entitlement Offer Cleansing Notice;

5    the Notice of Meeting;

6    an Appendix 3B;

7    each Appendix 2A;

8    the Confirmation Letters;

9    the Placement Cleansing Notice;

10  any announcement or material accompanying them given to ASX by the Company in respect of the Offer and any supplement or amendment to or replacement of those materials;

11  any notices regarding the Offer sent to Eligible Entitlement Offer CDI Holders or Excluded CDI Holders in accordance with the Listing Rules;

12  any communications (whether written or electronic) that are presented or provided to prospective investors (including any roadshow presentations) by on or behalf of the Company; and

13  all correspondence delivered to CDI Holders or Excluded CDI Holders in respect of the Offer and approved by or on behalf of or issued with the concurrence of the Company or its legal advisers, including the Institutional CDI Holder declaration form; and;

14  any other Public Information.

Offer Price	$0.38 per Offer CDI.
Offer Purpose	to support sales and marketing expansion, manufacturing scale up, R&D and clinical, working capital and the costs of the Offer.
Offer Ratio	1 for 2.
Offer CDIs	the CDIs that are offered for subscription pursuant to the Offer, comprising the Entitlement Offer CDIs and the Placement CDIs.
Official Quotation	official quotation on ASX.
Party and Parties	shall mean the Company and each Underwriter, individually and collectively, as applicable.
Placement	the Tranche 1 Placement and the Tranche 2 Placement, together.

Underwriting Agreement	page 68

17 Definitions

Term	Meaning
Placement Cleansing Notice	the Tranche 1 Placement Cleansing Notice or the Tranche 2 Placement Cleansing Notice, or both, as the context requires.
Placement CDIs	the Tranche 1 Placement CDIs or the Tranche 2 Placement CDIs, or both, as the context requires.
Prescribed Occurrence

in relation to a person, the events set out in section 652C but substituting that person for “target” and CDIs for “shares” provided that:

1     the issue of, or an agreement to issue, the Offer CDIs;

2    an issue of securities by the Company pursuant to a non-underwritten dividend or distribution plan or employee incentive scheme (as those terms are defined in the Listing Rules) in existence as at the date of this Agreement, or as a result of the conversion or exercise of any such securities; or

3    the conversion of any convertible securities (as that term is defined in the Listing Rules) which are on issue as at the date of this Agreement;

will not constitute a Prescribed Occurrence.

Public Information

public and other media statements made by the Company (or on its behalf with its consent) in relation to the affairs of the Company or the Group including, for the avoidance of doubt, announcements made to ASX and amendments or updates to any Offer Documents, or in relation to bids or applications received for Offer CDIs or the progress or results of the Offer.

QIB	a "qualified institutional buyer" as that term is defined in Rule 144A under the U.S. Securities Act.
Record Date	the date specified as such in the Timetable as it may be varied under clause 3.2.
Registry	Computershare Investor Services Pty Ltd of Yarra Falls, 452 Johnston St, Abbotsford, VIC 3067
Regulation S	has the meaning given to it in the U.S. Securities Act.
Related Bodies Corporate	has the meaning set out in section 50 of the Corporations Act.
Related Entity

in relation to a Party to this agreement, any director, employee, officer, agent, representative, adviser, Related Body Corporate or Affiliate of that Party and any employee, officer, adviser or agent of any such Related Body Corporate or Affiliate.

Underwriting Agreement	page 69

17 Definitions

Term	Meaning
Respective Proportion	in respect of each Underwriter's underwriting obligations under this Agreement: 1 Canaccord – one third; 2 E&P Capital – one third; and 3 Morgans – one third.
Retail Offer	the non-renounceable pro rata offer of Offer CDIs to Retail CDI Holders under the Entitlement Offer.
Retail Offer Acceptance CDIs	the Retail Offer CDIs for which Valid Applications are received by the Company.
Retail Offer Allotment Date	the date referred to as the Retail Offer Allotment Date in the Timetable as it may be varied under clause 3.2.
Retail Offer Booklet	the offer booklet and accompanying materials including the Entitlement and Acceptance Form relating to the Retail Offer to be made available to Retail CDI Holders.
Retail Offer Closing Date	the date referred to as the Retail Offer Closing Date in the Timetable as it may be varied under clause 3.2.
Retail Offer Opening Date	the date referred to as the Retail Offer Opening Date in the Timetable as it may be varied under clause 3.2.
Retail Offer Proceeds	the amount which is the Offer Price multiplied by the total of the number of Retail Offer Acceptance CDIs and Retail Offer Shortfall CDIs.
Retail Offer Settlement Date	the date referred to as the Retail Offer Settlement Date in the Timetable as it may be varied under clause 3.2.
Retail Offer CDIs	the Offer CDIs to be offered to Retail CDI Holders under the Retail Offer, and includes the Retail Offer Shortfall CDIs.
Retail Offer Shortfall Notification Date	the date referred to as the Retail Offer Shortfall Notification Date in the Timetable as it may be varied under clause 3.2.
Retail Offer Shortfall CDIs	the number of Retail Offer CDIs less the number of Retail Offer Acceptance CDIs, as specified in the Retail Shortfall Notice.

Underwriting Agreement	page 70

17 Definitions

Term	Meaning
Retail CDI Holder

a CDI Holder who:

1    as at 7.00pm on the Record Date, has a registered address in Australia or New Zealand;

2     is not in the United States, a U.S. Person or a person acting for the account or benefit of a person in the United States (to the extent such person holds CDIs and acts for the account or benefit of such persons in the United States);

3     is not an Institutional CDI Holder or an Excluded Institutional CDI Holder;

4     is eligible under all applicable laws to receive an offer under the Entitlement Offer; and

is not a CDI Holder that the Underwriters and the Company agree will be an Excluded Retail CDI Holder for the purposes of the Retail Offer.

Retail Shortfall Notice	the notice from the Company to the Underwriter specifying the number of Retail Offer Shortfall CDIs.
SEC No-Action Letter

the letter dated 7 January 2000 from the U.S. Securities and Exchange Commission to the Australian Stock Exchange Limited, regarding Regulation S – Equity Securities of Domestic Companies Traded on the Securities Market Operated by the Australian Stock Exchange Limited”.

Stockholder Approval	approval of the Company’s stockholders to the issue of the Tranche 2 Placement CDIs for the purposes of ASX Listing Rule 7.1, ASX Listing Rule 10.11 (if required), and for all other purposes.
Timetable	the Timetable set out in Schedule 2 as it may be varied under clause 3.2.
Trading Day	a ‘trading day’ as defined in the Listing Rules.
Trading Halt

a trading halt of CDIs, a voluntary suspension or a combination of the two on the securities exchange conducted by ASX, granted by ASX under Listing Rule 17.1 or 17.2 commencing before 9.00am on the Announcement Date and ending at the time indicated in the Timetable as it may be varied under clause 3.2.

Tranche 1 Placement	the offer for issue of Tranche 1 Placement CDIs to Institutional Investors under the Institutional Offer.
Tranche 1 Placement CDIs

the CDIs offered to one or more Institutional Investors at the Offer Price under the Tranche 1 Placement, being a number of CDIs not exceeding the available placement capacity of the Company under Listing Rule 7.1 and any “supersize waiver” from Listing Rule 7.1 obtained by the Company (without a requirement for stockholder approval).

Underwriting Agreement	page 71

17 Definitions

Term	Meaning
Tranche 1 Placement Cleansing Notice	a notice given to ASX by the Company in respect of the Tranche 1 Placement CDIs which complies with section 708A(5)(e) and 708A(6) of the Corporations Act.
Tranche 2 Placement	the offer for issue of Tranche 2 Placement CDIs, subject to Stockholder Approval, to Institutional Investors.
Tranche 2 Placement Acceptance CDIs

the Tranche 2 Placement CDIs for which Valid Applications are received by the Company or the Underwriters on behalf of the Company by the time specified by the Company or the Underwriters on the Institutional Offer Closing Date.

Tranche 2 Placement Allotment Date	the date referred to as the Tranche 2 Placement Allotment Date in the Timetable as it may be varied under clause 3.2.
Tranche 2 Placement CDIs	the CDIs offered to one or more Institutional Investors at the Offer Price under the Tranche 2 Placement.
Tranche 2 Placement Cleansing Notice	a notice given to ASX by the Company in respect of the Tranche 2 Placement CDIs which complies with section 708A(5)(e) and 708A(6) of the Corporations Act.
Tranche 2 Placement Proceeds	the amount which is the Offer Price multiplied by the total of the number of Tranche 2 Placement Acceptance CDIs and Tranche 2 Placement Shortfall CDIs.
Tranche 2 Placement Settlement Date	the date referred to as the Tranche 2 Placement Settlement Date in the Timetable as it may be varied under clause 3.2.
Tranche 2 Placement Shortfall CDIs	the number of Tranche 2 Placement CDIs less the number of Tranche 2 Placement Acceptance CDIs.
Underwriters	Canaccord Genuity (Australia) Limited, E&P Capital Pty Ltd and Morgans Corporate Limited, and Underwriter means any one of them.
U.S. Allocated Proceeds

the amount which is the Offer Price multiplied by the number of Offer CDIs allocated to QIBs introduced by Canaccord (which for the avoidance of doubt does not include proceeds raised from subscriptions by investors listed in Annexure 1 to the Mandate Letter, as updated.

Underwriting Agreement	page 72

17 Definitions

Term	Meaning
U.S. Exchange Act	the U.S. Securities Exchange Act of 1934.
U.S. Investment Company Act	the U.S. Investment Company Act of 1940.
U.S. Person	has the meaning set out in Rule 902(k) of the U.S. Securities Act.
U.S. Securities Act	the U.S. Securities Act of 1933 (as amended).
Valid Application

1    in respect of the Institutional Offer, a duly completed application, acceptance, formal bid or other commitment in accordance with the instructions issued by the Underwriters and the relevant Offer Documents (including the Confirmation Letters), from an Institutional CDI Holder or Institutional Investor (including an Underwriter or an Affiliate of an Underwriter) received by the Company or an Underwriter on behalf of the Company on the Institutional Offer Closing Date;

2    in respect of the Retail Offer:

–    a duly completed Entitlement and Acceptance Form by a Retail CDI Holder received by the Company or its Registry with payment, in cleared funds, of the Offer Price for each Retail Offer CDI applied for by 5.00pm on the Retail Offer Closing Date; or

–    payment of the Offer Price, in cleared funds, for each Retail Offer CDI applied for by BPAY (and completion of an Entitlement and Acceptance Form is not therefore required) by 5.00pm on the Retail Offer Closing Date; and

3    in respect of the Tranche 2 Placement, a duly completed application, acceptance, formal bid or other commitment in accordance with the instructions issued by the Underwriters and the relevant Offer Documents (including the Confirmation Letters), from an Institutional Investor (including an Underwriter or an Affiliate of an Underwriter) received by the Company or an Underwriter on behalf of the Company on the Institutional Offer Closing Date.

The Underwriters may treat, in whole or in part, an application under the Institutional Offer as not being a Valid Application if the Underwriters do not believe, acting reasonably, that the application constitutes an irrevocable bona fide offer from an Institutional CDI Holder or Institutional Investor capable of acceptance that will result in the formation of a binding agreement from a person with a reasonably acceptable credit profile, or if an Institutional CDI Holder has not provided a valid shareholding declaration form or CDI Holder application in the manner and by the time required in the relevant Offer Documents.

Underwriting Agreement	page 73

17 Definitions

17.1	References to certain general terms

Unless the contrary intention appears, a reference in this Agreement to:

(a)	(variations or replacement) a document (including this Agreement) includes any variation or replacement of it;

(b)	(clauses, annexures and schedules) a clause, annexure or schedule is a reference to a clause in or annexure or schedule to this Agreement;

(c)	(reference to statutes) a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)	(Corporations Act) a reference to a section, Part or Division is a reference to a section, Part or Division of the Corporations Act, unless the context requires otherwise;

(e)	(singular includes plural) the singular includes the plural and vice versa;

(f)	(person) the word ‘person’ includes an individual, a firm, a body corporate, a partnership, joint venture, an unincorporated body or association, or any Government Agency;

(g)	(executors, administrators, successors) a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novating) and assigns;

(h)	(two or more persons) an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

(i)	(jointly and severally) an agreement, representation or warranty by two or more persons binds them jointly and each of them individually;

(j)	(reference to a group of persons) a group of persons or things is a reference to any two or more of them jointly and to each of them individually;

(k)	(dollars) Australian dollars, dollars, A$ or $ is a reference to the lawful currency of Australia;

(l)	(calculation of time) if a period of time dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(m)	(reference to a day) a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(n)	(reference to effect on the success of the Offer) for the purposes of this Agreement, the effect of any matter on the success of the Offer is determined by assessing the likely effect of that matter on a decision of an investor to invest in the Offer CDIs as if that decision to invest were made after the occurrence of that matter and not by considering the number and extent of applications received before the occurrence of that matter; and

(o)	(meaning not limited) the words ‘include’, ‘including’, ‘for example’ or ‘such as’ are not used as, nor are they to be interpreted as, words of limitations, and, when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind; and

(p)	(time of day) time is a reference to time in the Business Day place.

Underwriting Agreement	page 74

17 Definitions

17.2	Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this Agreement.

17.3	Rounding

The rounding principles in the Offer Documents will be applied to any applicable calculations in relation to the Offer CDIs referred to in this Agreement.

17.4	Nominee holdings and post announcement transfers

In accordance with the Listing Rules:

(a)	in respect of holdings of CDIs registered in the name of a nominee, the nominee will be treated as a separate holder in respect of CDIs held for each of one or more Institutional Investors and CDIs held for other persons;

(b)	offers of Entitlement Offer CDIs under the Institutional Offer will be treated as being made to CDI Holders who hold CDIs as nominee even where made directly to Institutional Investors for whom the nominee CDI Holder holds CDIs; and

(c)	for the purposes of determining those CDI Holders entitled to participate in the Institutional Offer or Retail Offer, the Underwriters and the Company may ignore transactions occurring after the implementation of the Trading Halt (other than registrations of transactions that occurred on a normal T+2 settlement basis prior to the commencement of the Trading Halt).

Underwriting Agreement	page 75

Schedules

Table of contents

Notice details	77

Timetable	78

Certificate	80

Underwriting Agreement	page 76

Notice details

Company	EBR Systems, Inc.

Address	480 Oakmead Parkway, Sunnyvale, CA 94085, USA

Attention	John McCutcheon

Phone	+1 650-224-1444

Email	john.mccutcheon@ebrsystemsinc.com

Canaccord

Address	Level 42, 101 Collins Street, Melbourne VIC 3000

Attention	Carlee Szakiel

Phone	+61 438 521 525

Email	cszakiel@cgf.com

E&P Capital

Address	Level 9, 171 Collins Street, Melbourne, Victoria, 3000

Attention	Andrew Serle

Phone	(03) 9411 4076

Email	andrew.serle@eandp.com.au

Morgans

Address	Level 25, 367 Collins Street, Melbourne, Victoria, 3000

Attention	Sam Street

Phone	(03) 9947 4102

Email	sam.street@morgans.com.au

Underwriting Agreement	page 77

Schedule 2

Timetable

Event	Business Day	Current dates
Announcement Date Request trading halt Announce Offer to ASX Lodge Investor Presentation Lodge Appendix 3B Lodge Entitlement Offer Cleansing Notice	Prior to the commencement of trading on day 0	Thursday, 4 June 2026
Institutional Offer Opening Date	0	Thursday, 4 June 2026
Bookbuild Opening Date	0	Thursday, 4 June 2026
Institutional Offer Closing Date	1	Friday, 5 June 2026
Bookbuild Closing Date	1	Friday, 5 June 2026
Trading Halt lifted by 10:00am	1	Friday, 5 June 2026
Record Date	1	7.00pm on Friday, 5 June 2026
Lodge Retail Offer Booklet Make available Retail Offer Booklet and acceptance forms to CDI Holders	4	Thursday, 11 June 2026
Retail Offer Opening Date	4	Thursday, 11 June 2026
Institutional Offer Settlement Date Lodge Appendix 2A before 12.00pm	4	Thursday, 11 June 2026

Underwriting Agreement	page 78

Schedule 2 Timetable

Institutional Offer Allotment Date Lodge Placement Cleansing Notice	5	Friday, 12 June 2026
Institutional Offer CDIs start trading on normal basis	5	Friday, 12 June 2026
Retail Offer Closing Date	11	5.00pm on Monday, 22 June 2026
Retail Offer Shortfall Notification Date	13	Wednesday, 24 June 2026
Retail Offer results announced	13	Wednesday, 24 June 2026
Retail Offer Settlement Date	15	Friday, 26 June 2026
Retail Offer Allotment Date Lodge Appendix 2A before 12.00pm	16	Monday, 29 June 2026

Times referred to are Sydney time.

Underwriting Agreement	page 79

Schedule 3

Certificate

To: Canaccord Genuity (Australia) Limited, E&P Capital Pty Ltd and Morgans Corporate Limited (Underwriters)

Attention: Carlee Szakiel, Andrew Serle and Sam Street

Dear Sirs

I hereby certify on behalf of EBR Systems, Inc (EBR) that except as set out below the following statements are, to the best of my knowledge having made due inquiries, true, correct and not misleading or deceptive:

(a)	each of the conditions set out in clauses 2.1, 2.2, 2.3 and 2.4 of the Underwriting Agreement which must be satisfied by the date of this Certificate has been satisfied or otherwise waived by the Underwriters;

(b)	EBR has complied with all of its obligations in respect of the Offer whether arising under the Underwriting Agreement, the Corporations Act, the Listing Rules, the Offer Documents, the Timetable or otherwise;

(c)	there has not been any breach by EBR of any of the warranties and representations given or deemed to have been given by EBR under clause 8.1 of the Underwriting Agreement;

(d)	the representations and warranties contained in clause 8.1 (and given by or deemed to be given by EBR) are true and correct as at the date of this Certificate in respect of the facts and circumstances existing as at today; and

(e)	no event of termination set out in clause 11 has occurred.

EBR acknowledges that any qualification set out in this Certificate does not limit any rights of either Underwriter under the Underwriting Agreement.

For the purposes of this Certificate:

(a)	"Underwriting Agreement" means the underwriting agreement for the issue of Offer CDIs dated on or about 4 June 2026 between the Underwriters and EBR; and

(b)	words and expressions used shall have the meanings ascribed to them in the Underwriting Agreement.

Dated:

Signature of director	Signature of director/secretary

Print name	Print name

Underwriting Agreement	page 80

Signing page

Executed as an agreement

Signed by
EBR Systems, Inc.
by

sign here ►	/s/ John McCutcheon
Company Secretary/Director

print name	John McCutcheon

sign here ►	/s/ Trevor Moody
Director

print name	Trevor Moody

Underwriting Agreement	page 81

Signing page

Signed by
Canaccord Genuity (Australia) Limited
by

sign here ►	/s/ Marcus Freeman
Company Secretary/Director

print name	Marcus Freeman

sign here ►	/s/ David Barlow
Director

print name	David Barlow

Underwriting Agreement	page 82

Signing page

Signed by
E&P Capital Pty Ltd
By its duly appointed attorney dated 3 February 2026 who has no notice of revocation of that power of attorney

sign here ►	/s/ Andrew Serle
Signature of attorney

print name	Andrew Serle
Name of attorney

Underwriting Agreement	page 83

Signing page

Signed by
Morgans Corporate Limited
by

sign here ►	/s/ Anthony Kirk
Company Secretary/Director

print name	Anthony Kirk

sign here ►	/s/ Roger Leaning
Director

print name	Roger Leaning

Underwriting Agreement	page 84